UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
TKO Group Holdings, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Stat
e
ment, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TKO Group Holdings, Inc.

200 Fifth Ave, 7th Floor

New York, NY 10010

April 24, 2024

Dear Fellow Stockholders:

On behalf of the Board of Directors, I invite you to attend the 2024 annual meeting of stockholders (the “Annual Meeting”) of TKO Group Holdings, Inc., which will be held on Wednesday, June 12, 2024 at 4:30 p.m. Eastern Time. The Annual Meeting will be a completely virtual meeting via live webcast.

In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record of our common stock with voting rights as of the close of business on April 18, 2024 a Notice of Internet Availability of Proxy Materials at the close of business on April 24, 2024. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting.

Your vote is important to us. Please act as soon as possible to vote your shares. It is important that your shares be represented at the meeting whether or not you plan to attend it virtually. Please vote electronically over the Internet, by telephone or, if you receive a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the Annual Meeting. Instructions on how to vote live while participating at the Annual Meeting are posted at www.virtualshareholdermeeting.com/TKO2024.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Ariel Emanuel, CEO and Executive Chair

TKO Group Holdings, Inc.

200 Fifth Ave, 7th Floor

New York, NY 10010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2024

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TKO Group Holdings, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 12, 2024, at 4:30 p.m. Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/TKO2024. For instructions on how to attend and vote your shares at the Annual Meeting, see the information in the accompanying proxy statement (the “Proxy Statement”) in the section titled “General Information about the Annual Meeting and Voting—How can I attend and vote at the Annual Meeting?”

The Annual Meeting is being held to:

1.   elect Ariel Emanuel, Mark Shapiro, Peter C.B. Bynoe, Egon P. Durban, Dwayne Johnson, Bradley A. Keywell, Nick Khan, Steven R. Koonin, Jonathan A. Kraft, Sonya E. Medina, Nancy R. Tellem and Carrie Wheeler to serve as directors on the Company’s Board of Directors (the “Board”) for a term expiring at the Company’s annual meeting of stockholders to be held in 2025 (the “2025 Annual Meeting”) and until his or her respective successor has been elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal;

2.   ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.   approve, on an advisory, non-binding basis, the Company’s executive compensation;

4.   approve, on an advisory, non-binding basis, the frequency of future advisory votes on the Company’s executive compensation; and

5.   transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

These items of business are described in the Proxy Statement that follows this notice. Holders of record of our common stock with voting rights as of the close of business on April 18, 2024 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment thereof.

Your vote is important. Voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation.

Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors,

Seth Krauss
Chief Legal and Administrative Officer

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 24, 2024.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting. This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com.

SCHEDULE 14A

i

ii

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	58

STOCK OWNERSHIP	59

CERTAIN TRANSACTIONS WITH RELATED PERSONS	62

Related Person Transactions Policies and Procedures	62

Limited Liability Company Agreement of TKO OpCo	62

Governance Agreement	63

Services Agreement	65

Registration Rights Agreement	66

Stockholders Agreement	67

Management Equity	67

Indemnification Agreements	67

Employment Arrangements	67

Other Transactions	67

PROPOSAL NO. 3 – APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	69

Background	69

Board Recommendation	69

PROPOSAL NO. 4 – APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	70

Background	70

Board Recommendation	70

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	71

HOUSEHOLDING	72

2023 ANNUAL REPORT, ADDITIONAL INFORMATION AND WEBSITE DISCLOSURE	73

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PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2024

This proxy statement (the “Proxy Statement”) and our annual report for the fiscal year ended December 31, 2023 (the “Annual Report” and, together with the Proxy Statement, the “proxy materials”) are being furnished by and on behalf of the Board of TKO Group Holdings, Inc. in connection with our 2024 annual meeting of stockholders (the “Annual Meeting”). This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 24, 2024.

Certain Defined Terms

As used in this Proxy Statement, unless we state or the context otherwise requires:

•

“we,” “us,” “our,” “TKO Group Holdings,” “TKO,” the “Company,” and similar references refer (1) prior to the consummation of the Transactions (as defined below) to Zuffa Parent, LLC (n/k/a TKO Operating Company, LLC), and (2) after the consummation of the Transactions to TKO Group Holdings, Inc. and its consolidated subsidiaries.

•	“Board” or “Board of Directors” refers to the board of directors of TKO Group Holdings, Inc.

•	“Class A common stock” refers to the Class A common stock, par value $0.00001 per share, of TKO.

•	“Class B common stock” refers to the Class B common stock, par value $0.00001 per share, of TKO.

•	“Common Stock” refers to the Class A common stock and the Class B common stock.

•	“DGCL” refers to the General Corporation Law of the State of Delaware.

•	“EDR Designees” refers to the members of the Board selected by Endeavor pursuant to the Governance Agreement.

•

“EDR subscribers” refers to, collectively, Endeavor OpCo, January Capital Sub, LLC, a Delaware limited liability company and subsidiary of Endeavor, and January Capital HoldCo, LLC, a Delaware limited liability company and subsidiary of Endeavor.

•	“Endeavor” refers to Endeavor Group Holdings, Inc., a Delaware corporation.

•	“Endeavor OpCo” refers to Endeavor Operating Company, LLC, a Delaware limited liability company and subsidiary of Endeavor.

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•

“Governance Agreement” refers to the governance agreement, entered into by and among Endeavor, the EDR subscribers, TKO OpCo, Mr. Vincent McMahon and TKO Group Holdings, Inc. in connection with the completion of the Transactions, as amended.

•	“NYSE” refers to the New York Stock Exchange.

•	“Services Agreement” refers to that certain services agreement between Endeavor and TKO Operating Company, LLC.

•	“TKO OpCo” refers to TKO Operating Company, LLC, a Delaware limited liability company and our direct subsidiary.

•	“TKO OpCo Units” refers to all of the existing equity interests in TKO OpCo.

•

“Transactions” refer, collectively, to the transactions pursuant to the Transaction Agreement (defined below) pursuant to which: (i) WWE undertook certain internal restructuring steps; (ii) Whale Merger Sub Inc. (“Merger Sub”) merged with and into WWE (the “Merger”), with WWE surviving the Merger (the “Surviving Entity”) and becoming a direct wholly owned subsidiary of the Company; (iii) immediately following the Merger, the Company caused the Surviving Entity to be converted into a Delaware limited liability company (“WWE LLC”) and the Company became the sole managing member of WWE LLC (the “Conversion”); and (iv) following the Conversion, TKO Group Holdings, Inc. (x) contributed all of the equity interests of WWE LLC to TKO OpCo in exchange for 49% of the membership interests in TKO OpCo on a fully diluted basis, and (y) issued to Endeavor OpCo and certain of Endeavor’s other subsidiaries a number of shares of our Class B common stock representing, in the aggregate, approximately 51% of the total voting power of the Company’s stock on a fully-diluted basis, in exchange for a payment equal to the par value of such Class B common stock.

•	“Transaction Agreement” refers to the transaction agreement entered into by Endeavor, WWE, Endeavor OpCo, TKO OpCo, TKO Group Holdings, Inc. and Merger Sub on April 2, 2023.

•	“UFC” refers to the Ultimate Fighting Championship.

•

“VWAP” means as of an applicable date, the volume weighted average price per share of the applicable security on such security’s principal trading market (as reported by Bloomberg L.P. (or its successor) or, if not available, by another authoritative source determined by TKO Group Holdings, Inc.) from 9:30 a.m. (New York City time) on the relevant trading day to 4:00 p.m. (New York City time) on such date.

•	“WWE” refers to World Wrestling Entertainment, Inc. (n/k/a World Wrestling Entertainment, LLC).

•	“WWE Designees” refers the members of the Board selected by WWE pursuant to the Governance Agreement.

•	“Zuffa” refers to Zuffa Parent, LLC (n/k/a TKO Operating Company, LLC).

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Wednesday, June 12, 2024 at 4:30 p.m. Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/TKO2024 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the close of business on April 18, 2024 (the “Record Date”).

What are the purposes of the Annual Meeting?

The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:

•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024.

•	Proposal No. 3: Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

•	Proposal No. 4: Approval, on an advisory (non-binding) basis, of the frequency of future advisory votes on the compensation of our named executive officers.

Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?

At the date this Proxy Statement went to press, we did not know of any matters to be properly presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the meeting or any adjournment or postponement thereof for consideration, and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

The rules of the Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this Proxy Statement and the Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”) provides instructions on how to access and review on the Internet all of the proxy materials. The Notice and Access Card also instructs you as to how to authorize, via the Internet or telephone, your proxy to vote your shares according to your voting instructions. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials described in the Notice and Access Card.

What does it mean if I receive more than one Notice and Access Card or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice and Access

Card or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

Can I vote my shares by filling out and returning the Notice and Access Card?

No. The Notice and Access Card identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and Access Card and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice and Access Card. The paper proxy card you receive will also provide instructions as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. Alternatively, you can mark the paper proxy card with how you would like your shares voted, sign the proxy card and return it in the envelope provided.

Who is entitled to vote at the Annual Meeting?

Holders of record of shares of our Common Stock as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the Record Date, there were 80,688,744 shares of our Class A common stock and 89,616,891 shares of our Class B common stock issued and outstanding and entitled to vote. Each share of Class A common stock and Class B common stock is entitled to one vote. The holders of Class A common stock and Class B common stock will vote together as a single class on all matters to be presented to stockholders at the Annual Meeting.

You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 4:30 p.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 4:15 p.m. Eastern Time, and you should allow ample time for the check-in procedures.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder (also called a “registered holder”) holds shares in his or her name. Shares held in “street name” means that shares are held in the name of a bank, broker or other nominee on the holder’s behalf.

What do I do if my shares are held in “street name”?

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or the proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The holders of a majority in voting power of the Company’s capital stock issued and outstanding and entitled to vote, present in person, or by remote communication, or represented by proxy constitutes a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials.

Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.

What are “broker non-votes”?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.

Under current NYSE interpretations that govern broker non-votes, Proposal Nos. 1, 3 and 4 are considered “non-routine” matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a “routine” matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person, or by remote communication, as applicable, or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

How do I vote my shares without attending the Annual Meeting?

We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote electronically. If you are a stockholder of record, there are three ways to vote by proxy:

•	by Telephone before the Annual Meeting—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	by Internet before the Annual Meeting—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card; or

•	by Mail before the Annual Meeting—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 11, 2024.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions on how to vote from the bank, broker or holder of record. You must follow the instructions of such bank, broker or holder of record in order for your shares to be voted.

How can I attend and vote at the Annual Meeting?

We will be hosting the Annual Meeting live via audio webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/TKO2024. If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/TKO2024.

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/TKO2024 on the day of the Annual Meeting.

•	Webcast starts at 4:30 p.m. Eastern Time on June 12, 2024, and online check-in starts at 4:15 p.m. Eastern Time.

•	You will need your 16-Digit Control Number to enter the Annual Meeting.

•	Stockholders may submit questions while attending the Annual Meeting via the Internet.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date.

What if I have technical difficulties or trouble accessing the virtual meeting website during the check-in time or during the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

Will I be able to ask questions at the Annual Meeting?

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted during the meeting and that relate to the matters to be voted on. We intend to reserve up to ten minutes before the closing of the polls to address questions submitted. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “How can I attend and vote at the Annual Meeting?” will be able to submit questions during the Annual Meeting. Additionally, our Annual Meeting will follow “Rules of Conduct,” which will be available on our Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”). Under these Rules of Conduct, a stockholder may ask up to two questions, and we will not address questions that are, among other things:

•	irrelevant to the business of the Company or to the business of the Annual Meeting;

•	related to material non-public information of the Company;

•	related to personal grievances;

•	derogatory references to individuals or that are otherwise in bad taste;

•	repetitious statements already made by another stockholder;

•	in furtherance of the stockholder’s personal or business interests; or

•	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.

Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “How can I attend and vote at the Annual Meeting?”

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the nominees to the Board set forth in this Proxy Statement.

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024.

•	FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

•	FOR a frequency of “THREE YEARS” for future advisory votes on executive compensation.

How many votes are required to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options	Impact of “Withhold” or “Abstain” Votes	Broker Discretionary Voting Allowed
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the twelve (12) nominees receiving the highest number of affirmative FOR votes will be elected as directors.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT”	None(1)	No(2)(3)
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes).	“FOR” “AGAINST” “ABSTAIN”	None(2)	Yes(4)
Proposal No. 3: Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers	The affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes).	“FOR” “AGAINST” “ABSTAIN”	None(2)	No(2)(3)
Proposal No. 4: Approval, on an advisory (non-binding) basis, of the frequency of future advisory votes on the compensation of our named executive officers	The frequency that receives the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes). If no frequency receives the foregoing vote, then we will consider the option of ONE YEAR, TWO YEARS, or THREE YEARS that received the highest number of votes cast to be the frequency recommended by stockholders.	“ONE YEAR” “TWO YEARS” “THREE YEARS” “ABSTAIN”	None(2)	No(2)(3)

(1)	Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting.

(2)	Votes marked as an “Abstention” and broker non-votes are not considered votes cast and will, therefore, not affect the outcome of this proposal.

(3)	As this proposal is considered a “non-routine” matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal.

(4)	As this proposal is considered a “routine” matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth above, as well as with the description of each proposal in this Proxy Statement.

Who will count the votes?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and a representative of Broadridge will act as inspector of election.

Can I revoke or change my vote after I submit my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to the attention of our Secretary at our corporate offices, provided such statement is received no later than June 11, 2024;

•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern time, on June 11, 2024;

•	submitting a properly signed proxy card with a later date that is received no later than June 11, 2024; or

•	attending the Annual Meeting, revoking your proxy and voting again.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company before your proxy is voted or you vote at the Annual Meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Why hold a virtual meeting?

We wish to provide expanded access, improved communication and cost savings for our stockholders and the Company while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting. Furthermore, as part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, we believe that hosting a virtual meeting is in the best interest of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate in a virtual meeting from any location around the world.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Board Size and Structure

We currently have 12 directors serving on the Board. Each director is to hold office for a term expiring at the annual meeting of stockholders and until his or her respective successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

We are party to a governance agreement with Endeavor, Endeavor OpCo, January Capital Sub, LLC, January Capital HoldCo, TKO OpCo and Mr. McMahon (as amended, the “Governance Agreement”), which such agreement was entered into on September 12, 2023 and subsequently amended on January 23, 2024, and provides, among other things, that, subject to the rights to designate a replacement as otherwise set forth therein, the full Board has the right to designate nominees for election at annual stockholder meetings for, or to fill vacancies in, all director positions. Pursuant to the Governance Agreement, the size of our Board is set at 13 directors, seven of whom may be appointed by Endeavor and six of whom may be appointed by WWE, in each case, subject to specified conditions as described below under “Certain Transactions with Related Persons — Governance Agreement.”

The Governance Agreement further provides that, until December 31, 2025, our slate of individuals nominated for election to the Board will include all six of the WWE Designees (as defined therein). Prior to Mr. McMahon’s resignation from his position as Executive Chair and a member of the Board on January 26, 2024 (the “Executive Chair Sunset”), Mr. McMahon had the right to designate the nominee for his seat, one non-independent director and one independent director. Following the Executive Chair Sunset, and until December 31, 2025, the then-appointed WWE Designees (acting by majority) have the right to designate the successors to all six of the WWE Designees, three of whom must qualify as “independent” as defined under the Company’s amended and restated bylaws (the “Bylaws”) and described below under “Corporate Governance — Director Independence.”

The Governance Agreement also provides that, until the Sunset Date (as defined in the Governance Agreement), there shall be seven EDR Designees and, until the date on which Endeavor no longer owns, directly or indirectly, more than 20% in the aggregate of the voting power of the then-outstanding shares of our capital stock, the slate of individuals nominated for election to the Board will include the EDR Designees, provided that the EDR Designees will at all times include at least three directors who qualify as “independent.” In the event that a majority of the Board determines in good faith that an EDR Designee is not qualified to serve on the Board or does not satisfy an applicable law or other regulation of the SEC or NYSE, then such individual will not be included in the slate of nominees and Endeavor will be permitted to submit a replacement nominee to the slate of individuals nominated for election to the Board in accordance therewith.

Each of Egon P. Durban, Ariel Emanuel, Bradley A. Keywell, Jonathan A. Kraft, Sonya E. Medina, Mark Shapiro and Carrie Wheeler are the Endeavor Designees, and each of Peter C.B. Bynoe, Dwayne Johnson, Nick Khan, Steven R. Koonin, and Nancy R. Tellem are the WWE Designees. In addition, Vincent K. McMahon, prior to his departure, was a WWE Designee.

Our Certificate of Incorporation provides that any director may be removed with or without cause by the affirmative vote of holders representing 66 2/3% of the total voting power of our issued and outstanding Common Stock, voting together as a single class. At any meeting of the Board of Directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Subject to the Governance Agreement, any director or the entire Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Nominees for Director

Mr. Emanuel, Mr. Shapiro, Mr. Bynoe, Mr. Durban, Mr. Johnson, Mr. Keywell, Mr. Khan, Mr. Koonin, Mr. Kraft, Ms. Medina, Ms. Tellem and Ms. Wheeler have been nominated by the Board to stand for election. Each nominee’s current term of service will expire at the Annual Meeting. If elected by the stockholders at the Annual Meeting, each nominee will serve for a term expiring at the Company’s annual meeting of stockholders to be held in 2025 (the “2025 Annual Meeting”) and the election and qualification of her or his successor, or until her or his earlier death, resignation or removal.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. If, however, prior to the Annual Meeting, the Board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal.

Information About Board Nominees

The following pages contain certain biographical information as of April 24, 2024 for each nominee for director and each director whose term as a director will continue after the Annual Meeting, including all positions she or he holds, her or his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the director or nominee currently serves as a director or has served as a director during the past five years.

We believe that all of our directors and nominees: display personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board and its committees; skills and personality that complement those of our other directors that helps build a board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders. The information presented below regarding each nominee and continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board to the conclusion that such individual should serve as a director in light of our business and structure.

Director Nominees for Election to a One Year Term Expiring at the 2025 Annual Meeting

Directors	Age	Served as Director Since	Current Positions with TKO
Ariel Emanuel	63	September 2023	Executive Chair and Chief Executive Officer
Mark Shapiro	54	September 2023	Director, President and Chief Operating Officer
Peter C.B. Bynoe	73	September 2023	Director
Egon P. Durban	50	September 2023	Director
Dwayne Johnson	51	January 2024	Director
Bradley A. Keywell	54	January 2024	Director
Nick Khan	49	September 2023	Director
Steven R. Koonin	66	September 2023	Lead Independent Director
Jonathan A. Kraft	60	September 2023	Director

Directors	Age	Served as Director Since	Current Positions with TKO
Sonya E. Medina	48	September 2023	Director
Nancy R. Tellem	71	September 2023	Director
Carrie Wheeler	52	September 2023	Director

Ariel Emanuel became the Chief Executive Officer and a director of TKO Group Holdings, Inc. on September 12, 2023 and was appointed Executive Chair in February 2024. Mr. Emanuel has served as Chief Executive Officer of Endeavor since October 2017. He has also served as a director of Endeavor since June 2009. He previously served as the Co-Chief Executive Officer of Endeavor from July 2014, and as Co-Chief Executive Officer of William Morris Endeavor Entertainment, LLC from 2009. Mr. Emanuel previously served on the board of directors of ContextLogic Inc. (d/b/a Wish) (Nasdaq) and Live Nation Entertainment, Inc. (NYSE). Mr. Emanuel is a graduate of Macalester College. We believe that Mr. Emanuel is qualified to serve on our Board because of his extensive experience in the sports, media and live entertainment industries as well as his previous experience with the Endeavor and UFC businesses.

Mark Shapiro is the President and Chief Operating Officer of TKO Group Holdings, Inc. and became a director of TKO Group Holdings, Inc. on September 12, 2023. He has served as President and Chief Operating Officer of Endeavor since April 2023 and as President of Endeavor since December 2018. He previously served as the Co-President of Endeavor from November 2016 to December 2018 and as Chief Content Officer of Endeavor from September 2014 to November 2016. Prior to that, Mr. Shapiro served in various executive positions at Dick Clark Productions from May 2010 to September 2014, including as Chief Executive Officer and as Executive Producer. From February 2006 through May 2010, he served as a Director, President and Chief Executive Officer of Six Flags Entertainment Corporation (NYSE) and worked for ESPN as Senior Vice President and later Executive Vice President of Programming and Production from 2002 to May 2005. Mr. Shapiro currently serves as a member of the board of trustees of Equity Residential (NYSE) and as the Chairman of Captivate Network. Mr. Shapiro previously served as a member of the board of directors of Live Nation Entertainment, Inc. (NYSE), Frontier Communications Corporation (Nasdaq), Papa Johns International, Inc. (Nasdaq) and Bright Lights Acquisition Corp., formerly a public special purpose acquisition company. Mr. Shapiro is a graduate of University of Iowa. We believe that Mr. Shapiro is qualified to serve on our Board because of his extensive experience in the sports, media and entertainment industries and his prior service on public company boards.

Peter C.B. Bynoe became a director of TKO Group Holdings, Inc. on September 12, 2023. Mr. Bynoe has served in multiple roles, including as Senior Advisor and Equity Partner, at DLA Piper LLP (US), a global law firm, since March 1995. He previously served as Managing Director of Equity Group Investments, L.L.C. from September 2013 to December 2019 and as Managing Partner of the NBA’s Denver Nuggets from November 1989 to September 1992. Mr. Bynoe was a Partner and COO of Loop Capital Markets, an international investment banking firm, from January 2009 through August 2013. Mr. Bynoe has served on the board of directors of Flagship Communities Real Estate Investment Trust since October 2020, Ardent Health Services, LLC since November 2015, Rush University Medical Center since November 1993, and the Goodman Theatre since March 1984. He previously served on the board of directors of Frontier Communications, Inc. (Nasdaq) from August 2007 to April 2021, Covanta Holding Corp. (NYSE) from June 2004 to January 2021, and Real Industry, Inc. (Nasdaq) from July 2013 to May 2018. Mr. Bynoe currently serves as the Chairman and a member of the Nominating, Corporate Governance and Compensation Committee of Flagship Communities Real Estate Investment Trust since October 2020. Mr. Bynoe graduated with a Bachelor of Arts from Harvard College, a Juris Doctor from Harvard Law School and a Master of Business Administration from Harvard Business School. We believe that Mr. Bynoe is qualified to serve on our Board because of his extensive business, legal and public policy expertise.

Egon P. Durban became a director of TKO Group Holdings, Inc. on September 12, 2023. Mr. Durban has served as Co-Chief Executive Officer of Silver Lake, a global technology investment firm, since December

2019. Mr. Durban joined Silver Lake in 1999 as a founding principal and is based in the firm’s Menlo Park office. He serves on the boards of directors of Endeavor Group Holdings, Inc. (NYSE), City Football Group, Dell Technologies Inc. (NYSE), Group 42, Motorola Solutions, Inc. (NYSE), Qualtrics International Inc. (Nasdaq), Unity Software Inc. (NYSE), Verily, and Waymo. Previously, he served on the board of VMware, Inc. (NYSE), served on the board of Skype, and was Chairman of its operating committee, served on the supervisory board and operating committee of NXP, and served on the boards of MultiPlan Corp. (NYSE), Pivotal Software, Inc. (NYSE), SecureWorks Corp. (Nasdaq) and Twitter Inc., formerly a public company, and VMware, Inc. (NYSE). Prior to Silver Lake, Mr. Durban worked in Morgan Stanley’s Investment Banking Division. Mr. Durban graduated from Georgetown University with a B.S.B.A. in Finance. We believe that Mr. Durban is qualified to serve on our Board because of his strong experience in technology and finance, and his extensive knowledge of and years of experience in global strategic leadership and management of multiple companies.

Dwayne Johnson (also known by his stage name “The Rock”) became a director of TKO Group Holdings, Inc. on January 23, 2024. Mr. Johnson is an actor, film producer, entrepreneur and retired professional wrestler. Mr. Johnson started his career as a third generation professional wrestler for World Wrestling Entertainment (f/k/a World Wrestling Federation) from 1996 until 2004. During that period, Mr. Johnson won multiple WWE titles and was instrumental to the success of the sport. Mr. Johnson’s success as a professional wrestler led to a career as an actor, producer and entrepreneur. Mr. Johnson develops, produces and stars in all forms of entertainment content via his production company, Seven Bucks Productions, LLC, which he co-founded in 2012. In addition to Seven Bucks Productions, LLC, Mr. Johnson has co-founded multiple business ventures, including ZOA Energy, LLC, an energy drink company, in partnership with Molson Coors Siete Bucks Spirits LLC, the liquor company that produces the premium tequila brand Teremana, in partnership with Mast-Jägermeister, and Papatui LLC, a men’s personal care brand. In 2020, Mr. Johnson co-led a consortium to acquire the XFL, a professional American football league, which re-launched in 2023 and recently combined with the USFL to become the United Football League. Mr. Johnson also maintains several brand partnerships, including a partnership with Under Armour, Inc. pursuant to which Mr. Johnson has developed a line of fitness apparel under the “Project Rock” brand. In 2016 and 2019, Mr. Johnson was named by Time Magazine as one of the world’s most influential people. Mr. Johnson graduated from the University of Miami with a Bachelor of General Studies. Mr. Johnson is represented by talent agency WME, an affiliate of TKO. We believe that Mr. Johnson is qualified to serve on our Board because of his extensive sports, media and entertainment experience, his background as an entrepreneur, and his deep familiarity with the WWE business.

Bradley A. Keywell became a director of TKO Group Holdings, Inc. on January 23, 2024. Mr. Keywell is the founder of Uptake Technologies, Inc., an artificial intelligence software company that provides actionable insight to industrial operators, where he has served as Executive Chairman since 2015 and, from 2015 through 2019, was its Chief Executive Officer. Mr. Keywell is also the founder of SkillHero Corp., a workforce technology company focused on skilled trades and vocational training, where he has served as Executive Chairman and Chief Executive Officer since its inception in 2023. He is the founder of 1+1 Ventures, the business incubation, growth capital investment, and acquisition entity born out of Mr. Keywell’s family office. Mr. Keywell is a co-founder of Lightbank, an umbrella company for several venture capital and growth capital investing entities and, from 2012 through 2020, was a co-Managing Director. Mr. Keywell has founded or co-founded several other companies, including MediaOcean LLC (f/k/a MediaBank), a provider of integrated media procurement technology, where he served as the founding Chief Executive Officer, Echo Global Logistics, Inc. (Nasdaq: ECHO), where he served as founding Chief Executive Officer and was Chairman of the Board of Directors, and Groupon, Inc. (Nasdaq: GRPN), where he also served on its board of directors. In 2019, he was globally honored as the EY World Entrepreneur of the Year and was previously awarded the overall EY Entrepreneur of the Year in the United States. He was also named to the Technology Pioneer council by the World Economic Forum and was inducted into the Chicago Innovation Hall of Fame. Mr. Keywell is an Adjunct Professor at the University of Chicago Booth School of Business. Mr. Keywell graduated from the University of Michigan Ross School of Business with a B.B.A. degree, and received a J.D. degree from the University of Michigan Law School. We believe that Mr. Keywell is qualified to serve on our Board because of his extensive executive leadership experience and his background in technology innovation.

Nick Khan became a director of TKO Group Holdings, Inc. on September 12, 2023. Mr. Khan has served as President of WWE since September 2023 and served as Chief Executive Officer of WWE from January 2023 to September 2023. He previously served as one of WWE’s Co-CEOs from July 2022 to January 2023 and President & Chief Revenue Officer from August 2020 to July 2022. Mr. Khan also previously served as the Co-Head of the Television Department for Creative Artists Agency LLC (CAA) from 2012 until 2020. Prior to that, Mr. Khan, a former practicing attorney, transitioned to International Creative Management (ICM) in 2006 where he launched their Sports Media department. Mr. Khan is a graduate of the University of Nevada, Las Vegas. We believe that Mr. Khan is qualified to serve on our Board because of his previous experience with the WWE business and his extensive experience in sports broadcasting, media and entertainment.

Steven R. Koonin became a director of TKO Group Holdings, Inc. on September 12, 2023 and was appointed Lead Independent Director in February 2024. He has served as Chief Executive Officer of the Atlanta Hawks, LLC since April 2014. He has served on the board of directors of the Atlanta Police Foundation Inc since June 2021, the Metropolitan Atlanta Chamber of Commerce Inc since June 2014 and the Georgia Aquarium Inc (currently serving as Chairman) since June 2004. He also served on the board of directors of Rubicon Technologies, Inc. (NYSE) from December 2012 to June 2022 and GameStop Corp. (NYSE) from May 2007 to May 2020. Mr. Koonin previously served as a member of the Nominating and Corporate Governance Committee of WWE from July 2022 to September 2023 and the Compensation Committee of WWE from June 2021 to September 2023. Mr. Koonin graduated with a Bachelor of Science in Marketing from the University of Georgia. We believe that Mr. Koonin is qualified to serve on our Board because of his extensive executive leadership experience with media entertainment and consumer brands.

Jonathan A. Kraft became a director of TKO Group Holdings, Inc. on September 12, 2023. He has served as President of the Kraft Group LLC since July 1995. He currently serves on the board of directors for the Kraft Group and various of its affiliated companies since July 1990. Mr. Kraft also serves on the board of directors for the Paper & Packaging Board since January 2019, Mass General Brigham Incorporated since January 2017, Dexter Southfield Board of Trustees since June 2016, Harvard Business School’s Board of Advisors since June 2013, Massachusetts General Hospital (Mass General) since 2010 (currently serving as Chair), Williams College Investment Committee since October 2006 and Belmont Hill School Board of Trustees since June 2003. Mr. Kraft graduated with a Bachelor of Arts in History from Williams College and a Master of Business Administration from Harvard Business School. We believe that Mr. Kraft is qualified to serve on our Board because of his experience as a director on the boards of a vast array of companies.

Sonya E. Medina became a director of TKO Group Holdings, Inc. on September 12, 2023. Ms. Medina serves as the President and Chief Executive Officer of Reach Resilience, a position held since May 2022. In addition, Ms. Medina has served as a co-founder of Greenlight Growth Capital, LLC since January 2022, and as an independent consultant since July 2013. Previously, Ms. Medina served as the Vice President of Community & External Affairs at Silver Eagle Distributors (distributor of Anheuser Busch & Grupo Modelo products) from January 2009 to June 2013, Director of the AT&T Global Foundation from September 2006 to February 2008 and a White House commissioned officer in the capacity of Deputy Assistant to the President for Domestic Policy and Director of Projects to the First Lady from January 2001 to August 2006 and from February 2008 to November 2008. She has also served on the board of directors for Delta Apparel, Inc (NYSE) since April 2022, the Texas Tribune since April 2022, Texas 2036 since April 2022, Spurs Give since April 2021, Teach for Uganda since May 2018 and Papa Johns International, Inc. (Nasdaq) since October 2015. Ms. Medina also currently serves as a member of the Compensation and Nominating and Governance committees of Papa Johns International, Inc. (Nasdaq) since May 2018 and September 2015, respectively, as well as the Audit and Governance committees of Delta Apparel, Inc (NYSE) since April 2022. Ms. Medina earned a Bachelor of Science degree from Texas A&M University and a Masters of Public Health degree from Columbia University. We believe that Ms. Medina is qualified to serve on our Board because of her extensive experience as a director of public companies and corporate social responsibility, social impact, and brand management acumen.

Nancy R. Tellem became a director of TKO Group Holdings, Inc. on September 12, 2023. She has served as the Executive Chairperson and Chief Media Officer of Eko (f/k/a Interlude US, Inc.), a media network company since 2015. She previously served as President of Xbox Entertainment Studios from September 2012 through October 2014. Prior to that, she served as President of CBS Television Entertainment Group from May 1998 through June 2010. Ms. Tellem holds board and advisory positions including Eko, LeagueApps, ALLCITY Network since January 2022, BasBlue, Inc. since October 2021, Rocket Companies, Inc. since July 2020 and Sipur Studios, and is a board member of Cranbrook Art Academy and Museum, the Detroit Symphony Orchestra and the Detroit Riverfront Conservancy. She also is a director of Gores Guggenheim, Inc. and UTA Acquisition Corporation (Nasdaq). Ms. Tellem earned a bachelor’s degree from University of California, Berkeley, and a J.D. degree from UC Hastings College of the Law. We believe that Ms. Tellem is qualified to serve on our Board because of her significant business and management expertise in the entertainment industry.

Carrie Wheeler became a director of TKO Group Holdings, Inc. on September 12, 2023. She has served as Chief Executive Officer and a board member of Opendoor Technologies Inc. (Nasdaq) since December 2022, where she also served as Chief Financial Officer from September 2020 to December 2022. Ms. Wheeler also previously served as a member of Opendoor’s board of directors from October 2019 to September 2020. From 1996 to 2017, Ms. Wheeler was with TPG Global, a global private equity firm, including as a Partner and Head of Consumer / Retail Investing. Ms. Wheeler currently serves on the board of directors and on the audit committee of APi Group Corporation (NYSE), a global provider of safety and specialty services, since October 2019. She previously served on the board and audit committee of Dollar Tree, Inc. (Nasdaq) from March 2019 to March 2022. Ms. Wheeler has also served on a number of other corporate boards, including J. Crew Group, Inc. from 2010 to 2018, Neiman Marcus Group from 2005 to 2013 and Petco Animal Supplies from 2006 to 2015. Ms. Wheeler received her Bachelor of Commerce with Honors degree from Queen’s University in Canada. We believe that Ms. Wheeler is qualified to serve on our Board because of her extensive executive and board experience.

Board Recommendation

The Board unanimously recommends a vote FOR the election of Mr. Emanuel, Mr. Shapiro, Mr. Bynoe, Mr. Durban, Mr. Johnson, Mr. Keywell, Mr. Khan, Mr. Koonin, Mr. Kraft, Ms. Medina, Ms. Tellem and Ms. Wheeler as directors to hold office until the 2025 Annual Meeting and until their respective successors have been duly elected and qualified.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The audit committee appoints our independent registered public accounting firm. In this regard, the audit committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the audit committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. Deloitte & Touche LLP (“Deloitte”) has served as our independent registered public accounting firm since 2016. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the audit committee has appointed Deloitte to serve as our independent registered public accounting firm for the year ending December 31, 2024.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and it is a good corporate governance practice. If our stockholders do not ratify the selection, it will be considered as notice to the Board and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte are expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

Audit, Audit-Related, Tax and All Other Fees

The following table presents aggregate fees billed to us for the years ended December 31, 2023 and 2022 by our independent registered public accounting firm, Deloitte:

	Year Ended December 31,
	2023	2022
Audit Fees	$3,010,000	$586,250
Audit-Related Fees	1,885,433	-
Tax Fees	5 ,000	4,426
All Other Fees	-	-

Total	$4,900,433	$590,676

Audit Fees

Audit fees in 2023 consisted of fees for the audit of the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and the reviews of the Company’s interim consolidated financial statements included in our quarterly reports on Form 10-Q. In 2022, such fees consisted of fees for the audit of TKO OpCo’s annual consolidated financial statements and reviews of TKO OpCo’s interim consolidated financial statements.

Audit-Related Fees

Audit-related fees in 2023 consisted of fees for professional services related to the Transactions, including in relation to our registration statement on Form S-1 and our resale registration statement on Form S-1.

Tax Fees

The tax fees listed above for 2023 and 2022 were billed for tax compliance and advice.

Audit Committee Pre-Approval Policy and Procedures

The formal written charter for our audit committee requires that the audit committee pre-approve all audit services to be provided to us and all other services (review, attest and non-audit) to be provided to us by our independent registered public accounting firm, other than de minimis non-audit services approved in accordance with applicable SEC rules.

The audit committee has adopted a policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by our independent registered public accounting firm may be pre-approved. The Pre-Approval Policy generally provides that the audit committee will not engage our independent registered public accounting firm to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the audit committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by our independent registered public accounting firm has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the audit committee or by a designated member of the audit committee to whom the committee has delegated the authority to grant pre-approvals.

The chairperson of the audit committee, to whom the audit committee has delegated authority to make pre-approval decisions requested between meetings of the audit committee, must report any such pre-approval decisions to the audit committee at its next scheduled meeting. If circumstances arise where it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories or above the pre-approved amounts, the audit committee requires pre-approval for such additional services or such additional amounts. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the audit committee will consider whether such services are consistent with the SEC’s rules on auditor independence.

The above-described services provided to us by our independent registered public accounting firm prior to the Transactions were provided under engagements entered into prior to our adoption of our pre-approval policies and, following the Transactions, in accordance with such policies.

Board Recommendation

The Board unanimously recommends a vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2024.

Audit Committee Report

The audit committee operates pursuant to a charter which is reviewed annually by the audit committee. Additionally, a brief description of the primary responsibilities of the audit committee is included in this Proxy Statement under the discussion of “Corporate Governance—Audit Committee.” Under the audit committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the audit committee reviewed and discussed with management and Deloitte, as the Company’s independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended December 31, 2023. The audit committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the audit committee received and reviewed the written disclosures and the letters from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding such independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with the Company’s independent registered public accounting firm their independence from the Company.

Based upon the review and discussions described in the preceding paragraph, the audit committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Carrie Wheeler (Chair)

Nancy R. Tellem

Sonya E. Medina

EXECUTIVE OFFICERS

The table below identifies and sets forth certain biographical and other information regarding our executive officers as of April 24, 2024. There are no family relationships among any of our executive officers or directors.

Executive Officer	Age	Position	In Current Position Since
Ariel Emanuel	63	Executive Chair and Chief Executive Officer	2024 (Executive Chair) and 2023 (CEO)
Andrew Schleimer	46	Chief Financial Officer	2023
Mark Shapiro	54	President and Chief Operating Officer	2023
Seth Krauss	53	Chief Legal and Administrative Officer	2023

See page 12 of this Proxy Statement for Ariel Emanuel’s and Mark Shapiro’s biographies.

Andrew Schleimer is the Chief Financial Officer of TKO Group Holdings, Inc. He is also the Chief Financial Officer of UFC, a position in which he has served since September 2016. He also served as Deputy Chief Financial Officer of Endeavor from February 2021 to September 2023. From July 2014 to September 2016, Mr. Schleimer served as the Executive Vice President & Chief Financial Officer of Digital Turbine, Inc. (Nasdaq), a provider of end-to-end solutions for mobile technology companies to enable advertising and monetization functions. From October 2012 to July 2014, Mr. Schleimer served as an advisor and advisory board member of Digital Turbine, Inc. (formerly known as Mandalay Digital Group). From September 2010 to October 2012, Mr. Schleimer served as the Executive Vice President of Strategic Development of Dick Clark Productions. From January 2006 to July 2010, Mr. Schleimer served as the Executive Vice President of Strategy Development & In-Park Services for Six Flags Entertainment Corporation (NYSE). Mr. Schleimer began his career in investment banking at UBS Financial Services as part of the M&A group, with a particular focus on media and entertainment. Mr. Schleimer graduated from Cornell University with a Bachelor of Science in Hotel and Restaurant Management, with a focus on real estate finance.

Seth Krauss is the Chief Legal and Administrative Officer of TKO Group Holdings, Inc. He has also served as Chief Administrative Officer & Senior Counsel to the Board of Directors and Senior Management of Endeavor, a position he has held since January 2024, after serving as Endeavor’s Chief Legal Officer from June 2014 until October 2023 and as Chief Legal and Administrative Officer of Endeavor from October 2023 to December 2023. From March 2007 to June 2014, he served as the Executive Vice President and General Counsel of Take Two Interactive Software Inc. (Nasdaq). From March 2004 through March 2007, he served in the Legal and Compliance Division of Morgan Stanley, first as Vice President and Counsel and then as Executive Director and Counsel. From 1995 until joining Morgan Stanley in March 2004, Mr. Krauss served as an Assistant District Attorney and Senior Investigative Counsel in the New York County District Attorney’s Office. Mr. Krauss currently serves as a member of the board of directors of the Minority Corporate Counsel Association. He previously served as a member of the board of directors of the Center for Family Representation and as a member of the board of trustees of Duke University in Durham, North Carolina. Mr. Krauss graduated with a Bachelor of Arts both in History and in Political Science from Duke University and a Juris Doctor from the Washington University in St. Louis School of Law.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found in the “Governance—Governance Documents” section of the “Investors” page of our website located at www.TKOgrp.com, or by writing to our Secretary at our offices at 200 Fifth Avenue, 7th Floor, New York, NY 10010. Among the topics addressed in our Corporate Governance Guidelines are:

•	Director independence	•	Board access to senior management

•	Executive sessions of non-management directors	•	Board access to advisors

•	Board leadership structure	•	Board self-evaluations

•	Director qualification standards and additional selection criteria	•	Board meetings

•	Director orientation and continuing education	•	Meeting attendance by directors and non-directors

•	Limits on board service	•	Meeting materials
•	Material change of principal occupation	•	Board committees, responsibilities and independence

•	Term limits	•	Succession planning

•	Director responsibilities	•	Interested persons’ communication with the Board

•	Director compensation

Board Leadership Structure

Our Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairperson of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company and its stockholders. If the Chairperson of the Board is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines provide that the independent directors of the Board may appoint a lead independent director (the “Lead Director”). The Lead Director’s responsibilities include, but are not limited to: presiding over all meetings of the Board at which the Chairperson of the Board is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chief Executive Officer and Chairperson of the Board. Our Corporate Governance Guidelines provide that, at such times as the Chairperson of the Board qualifies as independent, the Chairperson of the Board will serve as Lead Director.

Our Chief Executive Officer, Ariel Emanuel, serves as Executive Chairman of the Board, and Steven R. Koonin serves as Lead Director, a structure that the Board believes is currently in the best interests of the Company and its stockholders. The Board considered its leadership structure and believes that the Company and its stockholders are best served by having Mr. Emanuel serve as both Executive Chairman of the Board and Chief Executive Officer with Mr. Koonin as Lead Director. This Board believes that this structure gives the Board and management unified leadership and direction, and is tailored to present a single, clear focus for the execution of the Company’s strategic initiatives and business plans. In addition, because Mr. Emanuel manages the day-to-day operations of the Company and is responsible for executing the Company’s business strategy, the Board believes it is most functional and efficient that Mr. Emanuel presides at the meetings of the Board. In addition, a strong, independent Lead Director with clearly defined duties and responsibilities can help further enhance the contributions of the Company’s independent directors, and Mr. Koonin’s extensive executive leadership experience with media entertainment and consumer brands together with his bench of experience serving on public company boards helps play a pivotal role as independent Lead Director in administering the Board’s risk oversight responsibility. For these reasons, our Board has concluded that our current leadership structure is appropriate at this time.

We recognize that different leadership structures may be appropriate for companies in different situations, and that the appropriate leadership structure may vary based on several factors, such as a company’s size, industry, operations, history and culture. We believe that no one structure is suitable for all companies. Accordingly, the Board will continue to periodically review our leadership structure in light of these factors and the then-current environment and make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders.

Controlled Company Exemption

Because Endeavor controls more than 50% of our combined voting power for the election of directors, we are considered a “controlled company” for the purposes of the NYSE’s rules and corporate governance standards. As a “controlled company,” we are permitted to, and intend to, elect not to comply with certain corporate governance requirements of the NYSE, for example, those that would otherwise require that we establish a nominating and corporate governance committee composed entirely of independent directors. Additionally, we may elect to rely on additional exemptions for so long as we remain a “controlled company.” Accordingly, holders of our Class A common stock will not have the same protections afforded to stockholders of companies that are subject to all of the rules and corporate governance standards of NYSE, and the ability of our independent directors to influence its business policies and affairs may be reduced.

Director Independence

Under our Bylaws, a director qualifies as “independent” if such director (a) is qualified as an independent director under the NYSE rules and (b) is not (x) an affiliate, equity security or interest holder, partner, member (in the case of each of the foregoing other than in respect of less than 5% of the voting or economic interest of the applicable person) of TKO OpCo, Endeavor, TKO or any of their respective affiliates and (y) any employee, director, officer, or an immediate member of family (as applicable) of any person described in (x) or of TKO OpCo, Endeavor or any of their respective affiliates.

Under the NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the NYSE rules. The Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities as well as the independence of such directors under our Bylaws. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board has determined that none of Mr. Bynoe, Mr. Keywell, Mr. Koonin, Mr. Kraft, Ms. Medina, Ms. Tellem and Ms. Wheeler, seven of our 12 directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the rules of the NYSE and under our Bylaws. In making these determinations, the Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock and the relationships of our non-employee directors with certain of our significant stockholders. In making the director independence determinations regarding Mr. Koonin, the Board considered that he serves as the Chief Executive Officer of Atlanta’s State Farm Arena, which hosts certain of our live events in the ordinary course of business, on arm’s-length terms and in amounts and under other circumstances (including that Mr. Koonin had no direct or indirect material interest in the transactions) that the Board determined did not affect Mr. Koonin’s independence.

Structure of the Board of Directors

Pursuant to the Governance Agreement, the size of our Board is set at 13 directors, seven of whom may be appointed by Endeavor and six of whom may be appointed by WWE, in each case, subject to specified conditions as described below under “Certain Transactions with Related Persons—Governance Agreement.” The Governance Agreement provides that, until December 31, 2025, our slate of individuals nominated for election to the Board will include all six of the WWE Designees (as defined in the Governance Agreement). Until the Executive Chair Sunset, Mr. McMahon had the right to designate the nominee for his seat, one non-independent director and one independent director. Following the Executive Chair Sunset and until December 31, 2025, the then-appointed WWE Designees (acting by majority) have the right to designate the successors to all six of the WWE Designees, three of whom must qualify as “independent” as defined under the Company’s Bylaws and described above under “—Director Independence.”

The Governance Agreement also provides that, until the Sunset Date, there shall be seven EDR Designees and, until the date on which Endeavor no longer owns, directly or indirectly, more than 20% in the aggregate of the voting power of the then-outstanding shares of our capital stock, the slate of individuals nominated for election to the Board will include the EDR Designees (as defined in the Governance Agreement), provided that the EDR Designees will at all times include at least three directors who qualify as “independent.” In the event that a majority of the Board determines in good faith that an EDR Designee is not qualified to serve on the Board or does not satisfy an applicable law or other regulation of the SEC or NYSE, then such individual will not be included in the slate of nominees and Endeavor will be permitted to submit a replacement nominee to the slate of individuals nominated for election to the Board in accordance therewith. We will take all necessary action within our control so that each replacement nominee is nominated and elected to the Board.

Each of Egon P. Durban, Ariel Emanuel, Bradley A. Keywell, Jonathan A. Kraft, Sonya E. Medina, Mark Shapiro and Carrie Wheeler are the Endeavor Designees, and each of Peter C.B. Bynoe, Dwayne Johnson, Nick Khan, Steven R. Koonin, and Nancy R. Tellem are the WWE Designees. In addition, Vincent K. McMahon, prior to his departure, was a WWE Designee.

For further information regarding the Governance Agreement and the structure of the Board, see “Certain Transactions with Related Persons—Governance Agreement.”

Board Committees

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee operates under a written charter.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ariel Emanuel	—	—	X
Mark Shapiro	—	—	Chair
Peter C.B. Bynoe	—	X	—
Nick Khan	—	—	X
Steven R. Koonin	—	Chair	—
Sonya E. Medina	X	X	—
Nancy R. Tellem	X	—	—
Carrie Wheeler	Chair	—	—

Audit Committee

Our Audit Committee is responsible for overseeing our corporate accounting and financial reporting process and assisting the Board in its oversight of (i) the quality and integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, performance and independence; and (iv) the design and implementation of the Company’s internal audit function and the performance of the Company’s internal audit function. The Audit Committee is responsible for, among other things:

•	appointing, compensating, retaining and overseeing the work of our independent auditor;

•	discussing with our independent auditor any audit problems or difficulties and management’s response;

•

pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the Audit Committee or exempt from such requirement under SEC rules);

•	reviewing and discussing our annual and quarterly financial statements with management and our independent registered public accounting firm;

•

discussing and reviewing our periodic assessment of our key risk areas and providing oversight and accountability with respect to the execution of appropriate plans to mitigate and/or address such risks; and

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. The Audit Committee has the authority to engage independent legal, accounting and other advisors as it deems necessary or appropriate to assist in carrying out its responsibilities, and we must pay the compensation of such advisors.

The members of our Audit Committee are Ms. Tellem, Ms. Wheeler and Ms. Medina, with Ms. Wheeler serving as chair. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the NYSE. Our Board has affirmatively determined that each of Ms. Tellem, Ms. Wheeler and Ms. Medina qualifies as “independent” under NYSE’s additional standards applicable to audit committee members and Rule 10A-3 of the Exchange Act. In addition, our Board has determined that Ms. Wheeler qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our Compensation Committee (i) oversees the discharge of the responsibilities of the Board relating to the Company’s compensation policies, plans and programs and (ii) reviews and assists in the determination of the compensation to be paid to executive officers and directors, as applicable. Specific responsibilities of the Compensation Committee include, among other things:

•

reviewing and approving (or making recommendations to the Board to approve) the salary, cash incentive compensation, equity-based awards and employment agreement of the Company’s Chief Executive Officer (the “CEO”);

•	reviewing and making recommendations to the Chief Executive Officer for approval regarding the salary and cash incentive compensation for the executive officers of the Company, other than the CEO;

•

reviewing, considering the recommendation of the CEO, and approving of the equity-based compensation of the executive officers of the Company other than the CEO (excluding such equity-based compensation that is subject to approval by the Board for purposes of exempting such transactions under Rule 16b-3 under the Exchange Act; and

•	reviewing and recommending to the Board the compensation of directors.

The members of our Compensation Committee are Mr. Bynoe, Mr. Koonin and Ms. Medina, with Mr. Koonin serving as chair. Our Board has determined that each of Mr. Bynoe, Mr. Koonin and Ms. Medina qualifies as “independent” under NYSE’s additional standards applicable to compensation committee members and is a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

The Compensation Committee generally considers the Chief Executive Officer’s recommendations when making decisions regarding the equity compensation of the Company’s executive officers (other than the Chief Executive Officer) and will review and make recommendations to the Chief Executive Officer for approval the salary and cash incentive compensation for such other executive officers. The Committee will review, consider the recommendation of the CEO and approve the equity-based compensation for such other executive officers. For additional information, see “Executive Compensation—Compensation Discussion and Analysis—Setting Executive Compensation.” The Compensation Committee may also delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. The Compensation Committee has the authority to engage independent legal, accounting and other advisors as it deems necessary or appropriate to assist in carrying out its responsibilities, and we must pay the compensation of such advisors.

Compensation Consultants

In accordance with its authority, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) and Mercer (US) LLC, a wholly-owned subsidiary of Marsh & McLennan Companies (“Mercer”) following the Transactions regarding executive compensation for our named executive officers and as described under “Executive Compensation—Compensation Discussion and Analysis—Setting Executive Compensation.” The Compensation Committee evaluated whether the work provided by Pay Governance and by Mercer raised any conflict of interest for services performed during 2023 and determined that it did not.

Additionally, during 2023, neither Pay Governance nor Mercer provides any services to us other than regarding executive and director compensation and broad-based plans that do not discriminate in scope, terms, or operation, in favor of our executive officers or directors, and that are available generally to all salaried employees.

Nominating and Corporate Governance Committee

Our Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating Committee will consider persons identified by its members, directors, executive officers, shareholders and others. Specific responsibilities of the Nominating Committee include, among other things and subject to the provisions of the Company’s organizational documents and the Governance Agreement:

•	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on the Board;

•	considering and making recommendations to the Board regarding the composition and chairmanship of the committees of the Board and its committees;

•	developing and making recommendations to the Board regarding corporate governance guidelines; and

•	overseeing periodic evaluations of the performance of the Board, including its individual directors and committees.

The members of our Nominating Committee are Mr. Emanuel, Mr. Khan and Mr. Shapiro, with Mr. Shapiro serving as Chair. As a “controlled company” within the meaning of NYSE rules, the Company is permitted to, and has elected to, not comply with the requirement to establish a nominating and corporate governance committee composed of entirely independent directors.

Board of Directors and Committee Meetings and Attendance

Given the timing of the formation of the Company and the consummation of the Transactions, during fiscal year 2023, our Board met twice, the Audit Committee met once, the Compensation Committee met twice and the Nominating Committee did not meet. In 2023, each of our incumbent directors attended at least 75% of the meetings of the Board and committees on which he or she then served as a member.

Executive Sessions

At least once a year, the independent directors meet in an executive session that excludes management and any non-independent directors. A director designated by the independent directors presides at the executive sessions.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding the attendance of our Board members at our annual meetings of stockholders, but we expect all directors to make every effort to attend any meeting of stockholders. Given the timing of the Transactions, we did not hold an annual meeting of stockholders in 2023.

Director Nominations Process

Subject to the applicable provisions of the Governance Agreement, the Nominating Committee is responsible for nominating candidates to serve on the Board and its committees. In considering whether to nominate any particular candidate to serve on the Board or its committees, the Nominating Committee considers the criteria set forth in our Corporate Governance Guidelines.

Specifically, the Nominating Committee considers candidates of high integrity and good judgment who have a record of accomplishment in their chosen fields, and who display the independence of mind and strength of character to effectively represent the best interests of all stockholders and provide practical insights and diverse perspectives and may take into account many factors, including, but not limited to: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other Board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence, specialized experience, gender identification or expression, identification as an underrepresented minority, identification as LGBTQIA+ or sexual orientation, ethnic background, country of origin, military veteran status or religion; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. In determining whether to recommend a director for re-election, the Nominating Committee may also consider the director’s tenure, performance, past attendance at meetings and participation in and contributions to the activities of the Board and its committees. While we consider diversity, such as gender, race and ethnicity, in identifying director nominees and view such diversity characteristics meaningful factors to consider, we do not have a formal diversity policy. The Nominating Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. In determining whether to recommend a director for re-election, the Nominating Committee may also consider potential conflicts of interest with the candidates’ other personal and professional pursuits.

In identifying prospective director candidates, the Nominating Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating Committee also may, but need not, retain a third-party search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. In connection with its annual slate of nominees, the Nominating Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

Each of Egon Durban, Bradley A. Keywell, Jonathan Kraft, Sonya E. Medina, Carrie Wheeler, Ariel Emanuel and Mark Shapiro were recommended to serve on our Board by Endeavor pursuant to the Governance Agreement. Each of Peter C.B. Bynoe, Dwayne Johnson, Nick Kahn, Steve Koonin and Nancy Tellem were recommended to serve on our Board by WWE pursuant to the Governance Agreement. Each of the director nominees to be elected at the Annual Meeting was evaluated in accordance with our standard review process for director candidates in connection with their initial appointment and their nomination for re-election at the Annual Meeting.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Nominating Committee to satisfy its oversight responsibilities effectively in light of our business and structure, the Nominating Committee focused primarily on the information discussed in each of the Board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Nominating Committee’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the Annual Meeting.

The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee will review and evaluate information available to it regarding candidates proposed by stockholders and will apply the same criteria and follow substantially the same process in considering them as it does in considering other director candidates. Stockholders wishing to propose a candidate for consideration may do so by submitting their recommendation to the attention of the Secretary, TKO Group Holdings, Inc., 200 Fifth Avenue, 7th Floor, New York, New York 10010.

Board Role in Risk Oversight

The Board of Directors has overall responsibility for risk oversight, including, as part of regular meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the directors in reviewing our business strategy is an integral aspect of the directors’ assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. The Board has overall responsibility for risk oversight, and, on an ongoing basis, review key long- and short-term material risks, and are supported in this function primarily by its committees.

The Audit Committee assists with risk oversight by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements and internal control over financial reporting and disclosure controls and procedures, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements, our cybersecurity risk and other risks affecting the Company. Through its regular meetings with management and relevant Company personnel, including, for example, the finance, legal, internal audit, tax, compliance and information technology functions, the Audit Committee reviews and discusses significant areas of our business and summarizes for the Board areas of risk and the appropriate mitigating factors. In addition, the Board regularly receives detailed operating performance reviews, including with respect to existing and emerging material risks, from management.

Committee Charters and Corporate Governance Guidelines

Our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and other corporate governance information are available under the Governance section of the Investor page of our website, investor.tkogrp.com, or by writing to our Secretary at our offices at 200 Fifth Avenue, 7th Floor, New York, NY 10010.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “TKO Code”) applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions (“Covered Persons”). In addition to the TKO Code, Covered Persons employed by Zuffa, LLC and its subsidiaries are also subject to the Endeavor Group Holdings, Inc. Code of Conduct, and Covered Persons employed by WWE and its subsidiaries are also subject to WWE’s Code of Business Conduct. A copy of the TKO Code is available under the Investor page of our website, investor.tkogrp.com, and a copy of WWE’s Code of Business Conduct is available at corporate.wwe.com/investors/corporate-governance/code-of-business-conduct. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of the TKO Code on our website rather than by filing a Current Report on Form 8-K.

Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. All such transactions involving our equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited.

Communications by Interested Parties

Any Company stockholder or other interested party who desires to communicate with our Board or non-management or independent members of our Board, may do so by addressing such communications to the intended recipient by name or position in care of: TKO Group Holdings, Inc., to the attention of the Chief Legal Officer, 200 Fifth Avenue 7th Floor, New York, New York 10010. The Chief Legal and Administrative Officer will forward such communications to the appropriate party.

COMPENSATION COMMITTEE REPORT OF OUR DIRECTORS

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussion, have determined that the Compensation Discussion and Analysis should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Steven R. Koonin (Chair)

Peter C.B. Bynoe

Sonya E. Medina

EXECUTIVE COMPENSATION

Executive Summary

We believe that our unique business model gives us a competitive advantage in the industries in which we operate. To maintain such advantage across all of our segments, we believe it is imperative to retain key management whose skill sets are uniquely suited to our business model. As such, the retention and incentivization of our named executive officers was a key consideration of our compensation decisions in 2023 following the Transactions. We believe our compensation in 2023 following the Transactions was representative of, and an appropriate award for, our financial and operational successes during that period as described below.

2023 Financial and Operating Highlights

On September 12, 2023, TKO was formed through combination of the businesses of the UFC and WWE. In 2023 following the Transactions, we achieved several significant financial and operational results. Of particular note were the following achievements:

Significant Increases in Revenue and Adjusted EBITDA.

•	Revenue increased by $534.9 million, or 47%, to $1,675.0 million for the year ended December 31, 2023 compared to the year ended December 31, 2022.

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UFC revenue increased by $152.1 million, or 13%. This increase was primarily driven by $76.2 million of increased media rights and content from higher domestic and international rights fees resulting from increases in contractual revenues, higher fees associated with international renewals and one additional PPV event compared to the prior year period. Additionally, the increase in revenue was due to $42.6 million of greater live event revenue from having 26 events with live audiences compared to 21 events in the prior year and higher site fees, $29.5 million of higher sponsorship from new sponsors and increases in fees from renewals and $3.8 million of increased consumer products licensing revenue from greater video game royalties.

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WWE contributed revenue of $382.8 million for the period from September 12, 2023 through December 31, 2023 following its acquisition. This revenue was driven by $249.5 million of media rights and content primarily associated with domestic and international rights fees for WWE’s flagship programs, Raw, SmackDown and NXT, as well as $87.7 million of live event revenue which was primarily driven by site fees associated with WWE’s Crown Jewel premium live event in Saudi Arabia as well as hosting 75 other events with live ticketed audiences. Additionally, this revenue was driven by $27.6 million of consumer products licensing related to the sale of WWE-branded products and $18.0 million of sponsorship revenue from the sale of advertising.

•	Adjusted EBITDA increased by $180.4 million, or 29%, to $809.1 million for the year ended December 31, 2023 compared to the year ended December 31, 2022.

•	UFC Adjusted EBITDA increased by $75.1 million, or 11%, to $755.7 million for the year ended December 31, 2023 compared to the year ended December 31, 2022.

•	WWE contributed Adjusted EBITDA of $163.0 million for the year ended December 31, 2023.

•	Corporate Adjusted EBITDA for the year ended December 31, 2023 decreased by $57.7 million, or 111%, compared to the year ended December 31, 2022.

Noteworthy Strategic Activity.

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Since September 12, 2023, have entered into media rights deals for WWE across key properties including SmackDown for US distribution with NBCUniversal/USA Network, NXT for US distribution with CW and Raw for US and worldwide distribution with Netflix. These deals secure WWE content distribution with premium partners under long-term arrangements.

•	Implemented an ongoing cost reduction program, primarily related to realizing synergy opportunities and integrating the combined operations of WWE and UFC.

•	UFC held 43 events that consistently delivered strong viewership and attendance and set several all-time records for gross revenue at the respective arenas.

•	Each WWE premium live event set a viewership record. Total WWE domestic viewership and hours viewed on Peacock increased significantly as compared to the prior year.

The effective leadership of our named executive officers was critical to our success in achieving these financial results and strategic activity milestones and, as a result, was a key factor when establishing incentive compensation levels and determining the compensation for our named executive officers for 2023, as further described below.

For a reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”) and the reasons why our management believes that presentation of Adjusted EBITDA provides useful information regarding our financial condition and results of operations, see Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Non-GAAP Financial Measures” on pages 49 and 50 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Compensation Discussion and Analysis

This compensation discussion and analysis describes our executive compensation program for our named executive officers in respect of the period commencing on September 12, 2023, the date of consummation of the Transactions, through December 31, 2023, which we refer to herein as “fiscal year 2023,” and includes a discussion of our compensation objectives and philosophy and provides context for the compensation actions reflected in the tabular disclosure that follows.

Our named executive officers for fiscal year 2023 were as follows:

Name	Age	Title
Ariel Emanuel	63	Chief Executive Officer(1)
Mark Shapiro	54	President and Chief Operating Officer
Andrew Schleimer	46	Chief Financial Officer
Seth Krauss	53	Chief Legal and Administrative Officer(2)

(1)	In addition, Mr. Emanuel was appointed as Executive Chair of our Board in February 2024.

(2)	Mr. Krauss initially served as Chief Legal Officer and was appointed Chief Legal and Administrative Officer following the consummation of the Transactions.

Compensation Objectives and Philosophy

Fiscal year 2023 was a milestone period for us with the consummation of the Transactions and several financial and operational achievements. We look forward to continuing to build on these significant achievements in 2024 and beyond.

Given that fiscal year 2023 was the initial period following the Transactions, the objective of our corporate compensation and benefits program was both to establish a qualified and skilled workforce necessary to jumpstart the combination of UFC and WWE while maintaining a competitive total compensation program that will retain this workforce in the future.

Our compensation structure includes pay-for-performance elements designed to align the interests of our named executive officers with those of our stockholders, motivate our named executive officers to achieve or exceed our targeted financial and strategic performance objectives and reward them for their achievements when those objectives are met. To help achieve these objectives, a meaningful portion of our named executive officers’ compensation is at-risk and provided in the form of both short-term variable or performance-based compensation and equity awards, the value of which is tied to the equity appreciation of our business. Further, our named executive officers’ involvement in and support of key strategic activity is considered when making determinations of any discretionary cash bonus awards.

The overall level of total compensation for our named executive officers is intended to be competitive with the compensation paid to executives in the industries in which we compete for talent, subject to variation for factors such as the individual’s experience, performance, duties and scope of responsibilities, prior contributions and future potential contributions to our business. Our compensation plans are designed to align with our business strategies, taking into account external market conditions. With these principles in mind, we structure our compensation program to offer competitive total pay packages that we believe enabled us to attract a strong new leadership team in connection with the Transactions and will enable us to retain and motivate the team, and to ensure its stability, which is vital to the success of our business.

Setting Executive Compensation

The fiscal year 2023 annual compensation program for Messrs. Emanuel and Shapiro was established in connection with the Transactions, taking into account market data provided by compensation advisors of Endeavor. Following the Transactions, compensation from the Company for Messrs. Emanuel and Shapiro is recommended by our Compensation Committee of the Board, and thereafter determined by our Board (and, for fiscal year 2023, to the extent applicable under our bylaws, the Executive Chair of the Board). As to compensation from the Company for Messrs. Schleimer and Krauss, target amounts were set by our Compensation Committee, with the actual cash compensation amounts determined by Mr. Emanuel and actual equity compensation amounts recommended by Mr. Emanuel and approved by our Compensation Committee. The Board, Compensation Committee or applicable delegate authorized to review and/or approve compensation matters is herein referred to as the “Governing Body.” The Governing Body consults with management from time to time on compensation-related decisions (including annual bonus determinations). Mr. Krauss did not receive any cash compensation from the Company in respect of fiscal year 2023. However, Mr. Krauss received cash compensation from Endeavor, and approximately fifty percent of his base salary and annual bonus paid by Endeavor for fiscal year 2023 (i.e., the period following September 12, 2023) was allocable to his services at TKO. The 2023 annual cash compensation program for Mr. Krauss at Endeavor was determined by Mr. Emanuel.

Following the Transactions, the Compensation Committee engaged Pay Governance and Mercer to provide market data for comparable positions in connection with making recommendations to the applicable Governing Body regarding executive compensation for our named executive officers. The Company did not use this data to benchmark or target any specific percentile, but rather as a broad frame of reference to evaluate competitiveness of its executive compensation structure. Pay Governance and Mercer used market data based on a media and entertainment industry-specific (media and live event/experience) peer group. As there are few direct competitors in live sports operating as independent public companies, the peer group was developed to include companies featuring business focuses similar to TKO, including: sports and entertainment; live events; content creation and distribution; and licensing and partnerships that create significant value. Also, the peer group was developed to include, where possible, companies with similar high-value characteristics as TKO (e.g., comparable Market Cap, EBITDA, or Market Cap-to-Revenue ratio). As a result, the peer group includes several companies with larger revenues than TKO. The limited number of direct competitors and TKO’s premium valuation and strong profit profile suggested defining a peer set strictly based on revenue was inappropriate. The peer group used by Pay Governance and Mercer and considered by the Governing Body included the following companies:

Company	Ticker
AMC Entertainment Holdings, Inc.	AMC
AMC Networks, Inc.	AMCX
Electronic Arts Inc.	EA
Fox Corporation	FOXA
IAC Inc.	IAC
iHeartMedia, Inc.	IHRT
Lions Gate Entertainment Corp.	LGF.A
Live Nation Entertainment, Inc.	LYV
Netflix, Inc.(1)	NFLX
Paramount Global(1)	PARA
Sirius XM Holdings Inc.	SIRI
Sphere Entertainment Co.	SPHR
Take-Two Interactive Software, Inc.	TTWO
Warner Bros. Discovery, Inc.(1)	WBD

(1)	These companies, each with revenues of $30 billion or more, were excluded for purposes of market analyses because they are significantly larger than TKO. They were used only for plan design purposes.

For fiscal year 2023, neither Pay Governance nor Mercer provided services to the Company outside of their services with respect to determining or recommending the amount or form of executive compensation for certain of our named executive officers.

Following the Transactions, in setting an individual named executive officer’s compensation package and determining the relative allocation among different elements of compensation, the applicable Governing Body, with the consultation of our compensation consultants and/or management where appropriate, considers several factors, including, but not limited to:

•	the scope of each named executive officer’s role and responsibilities;

•	each named executive officer’s knowledge, skills, experience, qualifications and tenure;

•	our performance against financial, operational and strategic objectives;

•	the size and mix of each element that forms the total compensation that may be awarded, including salary, annual cash bonus and equity-based incentives;

•	the alignment of the pay package for a specific named executive officer as compared to the compensation levels of comparable executives within our organization; and

•	prevailing conditions in the market for executive talent.

The compensation of our named executive officers will be reviewed at least annually by our applicable Governing Body. In addition, throughout the year, our applicable Governing Body may review changes in our business, market conditions and the scope of the executive officers’ roles, as well as the roles of all members of the broader management team. Further, the applicable Governing Body may continue to consult with its compensation consultants and management (other than Mr. Emanuel as to his own compensation-related matters) from time to time on compensation-related decisions.

Compensation Practice Checklist

We have incorporated the following principles of good governance when making decisions on compensation for the named executive officers in fiscal year 2023.

•

Pay-for-performance: A portion of the total compensation for our named executive officers is designed to encourage our named executive officers to remain focused on both our short-term and long-term operational success and to reward outstanding individual performance.

•

Align Incentives with Stockholders: Our executive compensation program is designed to focus our named executive officers on our key strategic, financial and operational goals that are expected to translate into long-term value-creation for our stockholders.

•	Support Key Talent Retention: New equity incentives were granted to our named executive officers in connection with Transactions to, among other things, support retention of our key talent.

•	Perquisites: We provide perquisites that we believe are consistent with our overall compensation philosophy.

•	No Section 280G or Section 409A Tax Gross-Ups: We do not provide tax gross-ups in connection with our change in control or deferred compensation plans or programs.

•	No Supplemental Retirement Plans: We do not maintain any supplemental retirement plans.

•	Clawback Policy: We have adopted a clawback policy to maintain a culture of focused, diligent and responsible management that discourages conduct detrimental to our growth.

•

Insider Trading Policy: We have adopted an insider trading compliance policy, which, among other things, prohibits all of our employees and directors, including our named executive officers, from engaging in hedging transactions designed to profit from trading (versus investing) activity or that are designed to profit from or hedge against decreases in the value of our securities, provided that nothing prohibits any “officer” (as such term is defined under Rule 16a-(f) of the Exchange Act), from pledging our securities, including underlying vested equity or other derivative securities, to the extent permitted by law.

Key Elements of Executive Compensation Program

The primary elements of our executive compensation program are base salary, annual cash bonuses, equity-based compensation in the form of restricted stock units (“RSUs”) and certain employee benefits and perquisites. Additionally, in 2023, we provided one-time transaction bonuses to several of our named executive officers in respect of the Transactions. Brief descriptions of each principal element of our executive compensation program and its objectives are summarized in the following table and described in more detail below.

Overview

Compensation Element	Brief Description	Objectives
Base Salary	Fixed cash compensation based on executive officer’s role, responsibilities and individual performance	Attract and retain key executive talent
Annual Cash Bonus	Variable, performance-based cash compensation earned based on financial and individual performance, subject to certain	Attract and retain key executive talent Encourage and reward achievement of annual performance objectives

Compensation Element	Brief Description	Objectives
guaranteed minimum annual cash bonuses for certain named executive officers
Transaction Bonuses	One-time cash compensation earned based on the significant efforts of our executives in connection with the Transactions	Reward outsized effort and focus to support the negotiation and consummation of the Transactions
Equity-Based Compensation	Equity-based compensation that is subject to vesting based on continued employment	Attract and retain key executive talent Align the interests of our executives with those of our stockholders Focus on sustained long-term success of the company
Employee Benefits and Perquisites	Participation in all broad-based employee health and welfare programs and retirement plans and receipt of certain perquisites	Aid in retention of key executives in a highly competitive market for talent by providing a competitive overall benefits package

Base Salary

The base salary component of our compensation program is intended to provide a stable level of compensation to each named executive officer commensurate with the named executive officer’s role, experience and duties. The base salary of each named executive officer was initially established in his applicable employment agreement. Subject to any obligation under the employment agreement, however, the applicable Governing Body establishes the base salary levels for our named executive officers based upon consideration of several factors, including: (1) the named executive officer’s performance in the preceding fiscal year; (2) the anticipated contribution by the named executive officer in the upcoming fiscal year, taking into account the role, responsibility and scope of each position; (3) any extraordinary changes that have occurred (such as a significant change in responsibilities or a promotion); (4) general economic conditions and market data; and (5) the value and potential value to the named executive officer of the other elements of our compensation program. No single factor is disproportionately weighted and all of the above considerations are addressed collectively in the determination of the named executive officer’s base salary level.

The annual base salary rates of our named executive officers, as of December 31, 2023, are set forth in the table below. The amounts in the Summary Compensation Table reflect the actual amount paid or allocable to them during fiscal year 2023.

Name	Fiscal Year 2023 Annual Base Salary Rate (as of December 31, 2023) ($)
Ariel Emanuel	3,000,000
Andrew Schleimer	2,000,000	(1)
Mark Shapiro	2,500,000
Seth Krauss	750,000	(2)

(1)

Mr. Schleimer’s base salary was established pursuant to his employment agreement, effective as of November 5, 2023. Pursuant to his employment agreement, Mr. Schleimer received a true-up payment in the amount of the difference between the actual salary payments he received since September 12, 2023, the date of consummation of the Transactions, through November 5, 2023.

(2)

Mr. Krauss did not receive any base salary from TKO in fiscal year 2023. However, Mr. Krauss received base salary from Endeavor and approximately fifty percent of the base salary paid by Endeavor in respect of fiscal year 2023 (i.e., the period following September 12, 2023) was allocable to his services at TKO and is included in the Summary Compensation Table. The amount in the table above reflects approximately fifty percent of his annual base salary rate paid by Endeavor, as of December 31, 2023. Mr. Krauss is expected to receive base salary from TKO for his services to TKO in respect of fiscal year 2024.

Annual Cash Bonuses

Our named executive officers were provided with the opportunity to earn cash bonuses with respect to fiscal year 2023. Subject to any guarantees described below, such bonuses were intended to encourage the achievement of our company performance objectives and to reward our named executive officers based on individual performance and contribution to our success.

As set forth in Mr. Emanuel’s employment agreement, for fiscal year 2023, Mr. Emanuel is entitled to receive an annual guaranteed bonus in the amount of $1,750,000. In addition to this guaranteed bonus, our Governing Body determined that for fiscal year 2023, Mr. Emanuel should receive a supplemental cash bonus in the amount of $2,250,000, taking into account, among other things, his contribution to the Company’s overall performance and fiscal year 2023’s strategic activity as described in the section above titled “2023 Financial and Operating Highlights.”

As set forth in Mr. Shapiro’s employment agreement, for the period of September 12, 2023 through September 11, 2024, Mr. Shapiro was eligible to receive a bonus, with a target bonus opportunity of $5,500,000 (the pro-rated portion of which would have been approximately $1,672,603 for fiscal year 2023). Our Governing Body determined that for fiscal year 2023, Mr. Shapiro should receive a bonus in the amount of $4,000,000, taking into account, among other things, his contributions to the Company’s overall performance and fiscal year 2023’s strategic activity, as described in the section above titled “2023 Financial and Operating Highlights.”

For fiscal year 2023, Mr. Schleimer was eligible to receive a discretionary bonus. Taking into account Mr. Schleimer’s contributions to the Company’s overall performance and fiscal year 2023’s strategic activity, including the activity described above, our Governing Body determined that for fiscal year 2023, Mr. Schleimer would receive a bonus in the amount of $3,000,000.

For fiscal year 2023, Mr. Krauss did not receive a bonus from the Company. However, Mr. Krauss received an annual bonus from Endeavor and approximately fifty percent of this annual bonus paid by Endeavor in respect of fiscal year 2023 (i.e., the period following September 12, 2023) was allocable to his services at TKO and is included in the Summary Compensation Table. Mr. Krauss is expected to be eligible to receive an annual bonus from TKO for his services to TKO in respect of fiscal year 2024. The following table reflects the annual bonuses paid to the named executive officers:

Name	Annual Bonus Amount ($)
Ariel Emanuel	4,000,000
Andrew Schleimer	3,000,000	(1)
Mark Shapiro	4,000,000
Seth Krauss	228,082	(2)

(1)

Because Mr. Schleimer was an employee of UFC before the consummation of the Transactions, a portion of his annual bonus from the Company shown above may relate to his services before September 12, 2023.

(2)

Mr. Krauss did not receive a bonus from the Company in respect of fiscal year 2023. However, Mr. Krauss received an annual bonus from Endeavor and approximately fifty percent of this annual bonus paid by Endeavor in respect of fiscal year 2023 (i.e., the period following September 12, 2023) was allocable to his services at TKO and is included in the table above and the Summary Compensation Table. Mr. Krauss is expected to be eligible to receive an annual bonus from TKO for his services to TKO in respect of fiscal year 2024.

Transaction Bonuses

In fiscal year 2023, we provided certain of our named executive officers with certain transaction bonuses from UFC to reflect their significant efforts to support the consummation of the Transactions. The following table reflects such transaction bonuses paid to the named executive officers:

Name	Transaction Bonus Amount ($)
Ariel Emanuel	20,000,000
Andrew Schleimer	2,000,000
Mark Shapiro	5,000,000

Equity-Based Awards

One-time awards in fiscal year 2023. Messrs. Emanuel, Shapiro and Schleimer were each entitled to a one-time equity award in fiscal year 2023, as set forth in their respective employment agreements, in connection with or following the completion of the Transactions. As such, on September 12, 2023, Mr. Emanuel received 388,162 RSUs that vest in four equal installments on September 12, 2024, September 12, 2025, September 12, 2026 and September 12, 2027, subject to Mr. Emanuel’s continued employment through each vesting date. Mr. Shapiro received 60,651 RSUs that vest in full on September 12, 2024, subject to Mr. Shapiro’s continued employment through such vesting date. On November 6, 2023, Mr. Schleimer received 37,244 RSUs that vest in three equal installments on December 31, 2024, December 31, 2025 and December 31, 2026, subject to Mr. Schleimer’s continued employment through each vesting date. The employment agreements for Messrs. Emanuel, Shapiro and Schleimer provide that certain unvested portions of such equity awards will accelerate and vest upon certain terminations of employment or Change in Control as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting.” Mr. Krauss did not receive any equity award in fiscal year 2023.

Annual fiscal year 2023 awards granted in 2024. Messrs. Emanuel, Shapiro, Schleimer and Krauss are each eligible to receive an annual equity award under their respective employment agreements. Mr. Emanuel is entitled to receive an annual equity award in the amount of $2,500,000 for fiscal year 2023, and for each remaining fiscal year during the term set forth in his employment agreement, is eligible to receive an annual equity award in an amount that ranges from 75% to 150% of a $10,000,000 target amount. Mr. Shapiro is not entitled to an annual equity award for fiscal year 2023 (given his one-time equity award from January 2024 as described below was intended to include what he would have received as an equity award for fiscal year 2023), and for each remaining fiscal year during the term set forth in his employment agreement, Mr. Shapiro is eligible to receive an annual equity award with a target amount of $10,000,000. Mr. Schleimer is eligible to receive an annual equity award with a target amount of $1,506,849 for fiscal year 2023, and a target amount of $5,000,000 for each remaining fiscal year during the term set forth in his employment agreement. Mr. Krauss is eligible to receive an annual equity award with a target amount of $1,216,438 for fiscal year 2023, and a target amount of $4,000,000 for each remaining fiscal year during the term set forth in his employment agreement. Each such annual award is expected to consist of RSUs that vest in three equal installments on the first, second and third anniversary of the date of grant, subject to the approval of the Governing Body, and subject to each named executive officer’s continued employment through each vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting.” Furthermore, each such annual award is expected to be granted during the first fiscal quarter of the fiscal year following the fiscal year to which such annual award relates (accordingly, no such annual awards were granted during fiscal year 2023). The annual equity awards for fiscal year 2023 were granted in the first quarter of fiscal year 2024.

Fiscal year 2024 awards. In connection with their entry into new employment agreements with the Company, on January 21, 2024, some of our named executive officers received additional equity awards. Mr. Shapiro received 252,749 RSUs that vest in four equal installments on December 31, 2024, December 31, 2025, December 31, 2026, and December 31, 2027, and on January 12, 2024, Mr. Krauss received 39,109 RSUs that vest in four equal installments on December 31, 2024, December 31, 2025, December 31, 2026 and December 31, 2027. The employment agreements for Messrs. Shapiro and Krauss provides that certain unvested portions of these equity awards will accelerate and vest upon certain terminations of employment or Change in Control as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting.”

Severance Protection

We have entered into employment agreements with each of our named executive officers that provide for certain severance payments and benefits if an executive’s employment is terminated under specified conditions. In addition, the vesting of a portion of the equity awards accelerates in connection with qualifying terminations of employment. We believe that these severance benefits are appropriate to remain competitive in our executive retention efforts, recognizing that such benefits are commonly offered by employers competing for similar executive talent. See “Potential Payments upon Termination of Employment or Change in Control” below for additional information.

Employee Benefits and Perquisites

We provide a number of benefit plans to all eligible employees, including our named executive officers. These benefits include programs such as medical, dental, life insurance, business travel accident insurance, short- and long-term disability coverage and a 401(k) defined contribution plan (including a company matching contribution). We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans. For fiscal year 2023, Messrs. Emanuel, Shapiro and Krauss did not participate in our benefit plans and rather received such entitlement through their employment with Endeavor and subsidiaries of Endeavor. For fiscal year 2023, Mr. Schleimer participated in our benefit plans.

While perquisites help to provide our named executive officers a benefit with a high perceived value at a relatively low cost, we do not generally view perquisites as a material component of our executive compensation program. Perquisites we provide to our named executive officers include guest travel on business-related trips on Endeavor’s aircraft, 401(k) matching contributions and use of Company-leased housing for certain business-related travel. The material perquisites received by our named executive officers in fiscal year 2023 are described below.

The aggregate incremental cost of such perquisites in fiscal year 2023 is included in the “All Other Compensation” column of the Summary Compensation Table below. Each of Messrs. Emanuel, Shapiro and Krauss is subject to an aircraft time-sharing agreement with Endeavor, pursuant to which he reimburses Endeavor for the incremental costs associated with personal flights and because Endeavor is so reimbursed by the named executive officer for such use, there is no aggregate incremental cost to us for such flights. To the extent, however, that guests accompany our named executive officers on Company business-related flights on Endeavor’s aircraft, the incremental cost of such travel, calculated on a cost-per-mile basis based upon the variable costs of the flight, including fuel, variable maintenance and ground transportation, is included. For purposes of calculating incremental costs of guest travel, we also included the incremental costs of any deadhead flights, or portions thereof, made in connection with such travel. In addition, each of our named executive officers may utilize Company-leased housing for business related travel to UFC’s office in Las Vegas, subject to availability and for which there is no aggregate incremental cost to us.

In the future, we may provide additional or different perquisites or other personal benefits in limited circumstances, such as where we believe doing so is appropriate to assist a named executive officer in the performance of his duties, to make our named executive officers more efficient and effective and for recruitment, motivation and/or retention purposes.

Clawback Policy

We have instituted a clawback policy in accordance with the NYSE’s final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer

Protection Act, effective October 2, 2023 to support a culture of focused, diligent and responsible management that discourages conduct detrimental to our growth. The policy applies to each person who serves as an executive officer of the Company, as defined in Rule 10D-1(d) under the Exchange Act, which include our named executive officers (each, a “covered employee”). In the event of a qualifying financial restatement, a covered employee will be required to forfeit erroneously awarded incentive compensation to the Company to the extent required under applicable law. Certain employees who are not covered employees are also subject to a separate clawback policy, which allows us to recover incentive compensation in similar circumstances.

Risk Assessment of Incentive Compensation Plans

We have reviewed our employee compensation policies, plans and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on the Company and its subsidiaries and we believe that there are no unmitigated risks created by our compensation policies, plans and practices that create incentives or encourage behavior that is reasonably likely to have a material adverse effect on the Company.

Equity Grant Timing

We do not time equity awards in coordination with the release of material non-public information or take into account material non-public information when determining the terms of equity awards.

Summary Compensation Table

The following table shows the compensation earned by our principal executive officer, our principal financial officer and our other two mostly highly compensated executive officers for the fiscal year ended December 31, 2023. The table does not include compensation paid prior to September 12, 2023, including any such compensation paid by Endeavor, Endeavor OpCo or any of its subsidiaries.

The principal positions listed in the table refer to the positions of our named executive officers as of December 31, 2023. All amounts set forth in this table were either paid by TKO OpCo or its subsidiaries, or paid by Endeavor and allocable to service to TKO for the applicable named executive officer.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Ariel Emanuel Chief Executive Officer	2023	911,538		24,000,000		40,000,094	928	64,912,560
Andrew Schleimer Chief Financial Officer	2023	611,538		5,000,000	(3)	3,151,215	2,509	8,765,262
Mark Shapiro President and Chief Operating Officer	2023	759,615		9,000,000		6,250,086	73,629	16,083,330
Seth Krauss, Chief Legal and Administrative Officer	2023	228,082	(4)	228,082	(4)	—	928	457,092

(1)

The amounts listed in this column represent the grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), with respect to the grant of restricted stock units. Assumptions used in calculating these amounts are described in Note 13 to our audited consolidated financial statements included in our Annual Report.

(2)

For Mr. Emanuel, the amount reported in this column represents 401(k) matching contributions in respect of fiscal year 2023 (based on approximately fifty percent of total matching contributions made by Endeavor allocable for Mr. Emanuel’s services to TKO for fiscal year 2023). For Mr. Shapiro, the amount reported in this column represents the value of the personal use of aircraft provided to him with an incremental cost of $72,701 calculated as described below, and 401(k) matching contributions in respect of fiscal year 2023 (based on approximately fifty percent of total matching contributions made by Endeavor allocable for Mr. Shapiro’s services to TKO for fiscal year 2023). For Mr. Schleimer, the amount reported in this column represents 401(k) matching contributions in respect of fiscal year 2023. For Mr. Krauss, the amount reported in this column represents 401(k) matching contributions in respect of fiscal year 2023 (based on approximately fifty percent of total matching contributions made by Endeavor allocable for Mr. Krauss’ services to TKO for fiscal year 2023). From time to time, personal guests accompany our named executive officers on business-related flights for TKO, and the incremental cost of such travel and any deadhead flights or portions thereof is included in this column. Incremental cost is calculated on the basis of cost-per-mile based upon the variable costs of the flight, including fuel, variable maintenance and ground transportation.

(3)	Because Mr. Schleimer was an employee of UFC before the consummation of the Transaction, a portion of his $3,000,000 annual bonus from the Company may relate to his services before September 12, 2023.

(4)

Mr. Krauss did not receive any base salary or a bonus from TKO in fiscal year 2023. However, Mr. Krauss received base salary and an annual bonus from Endeavor and approximately fifty percent of such base salary and annual bonus paid by Endeavor in respect of fiscal year 2023 was allocable to his services at TKO. The amount reported in the Summary Compensation Table reflects such allocation. Mr. Krauss is receiving a base salary, and is expected to be eligible to receive an annual bonus, from TKO for his services to TKO in respect of fiscal year 2024.

Grants of Plan-Based Awards for Fiscal Year 2023

The following table presents information with respect to each grant of plan-based awards to each named executive officer in fiscal year 2023.

Name	Grant Date	Estimate Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock (#)(4)	Grant Date Fair Value of Stock Awards($)(5)
		Threshold ($)	Target ($)		Maximum ($)
Ariel Emanuel	—	—	—	(1)	—	—	—
	9/12/2023	—	—		—	388,162	40,000,094
Andrew Schleimer	11/6/2023	—	—	(2)	—	37,244	3,151,215
Mark Shapiro	9/12/2023	—	1,672,603	(3)	—	60,651	6,250,086
Seth Krauss	—	—	—		—	—	—

(1)

For fiscal year 2023, Mr. Emanuel is entitled to a guaranteed annual bonus of $1,750,000 under his employment agreement. Mr. Emanuel’s annual bonus for 2023 was not tied to achievement of any specified performance measure and, as such, is not included herein. Mr. Emanuel also received a transaction bonus from UFC in the amount of $20,000,000, which was not tied to achievement of any specified performance measure and, as such, is not included herein.

(2)	Mr. Schleimer received a transaction bonus from UFC in the amount of $2,000,000, which was not tied to achievement of any specified performance measure and, as such, is not included herein.

(3)

This amount represents a pro-rated portion of the target bonus for the period of September 12, 2023 through September 11, 2024 payable under Mr. Shapiro’s employment agreement (the aggregate target amount of which is $5,500,000 for such period). Mr. Shapiro also received a transaction bonus from UFC in the amount of $5,000,000, which was not tied to achievement of any specified performance measure and, as such, is not included herein.

(4)

This amount represents the number of time-vesting RSUs granted. For more information relating to these RSUs, see “Key Elements of Executive Compensation Program – Equity-Based Awards” above and “Outstanding Equity Awards at 2023 Fiscal Year End” following this table.

(5)

For each grant, this amount represents the grant date fair value calculated in accordance with ASC 718 with respect to the restricted stock units. Assumptions used in calculating these amounts are described in Note 13 to our audited consolidated financial statements included in our Annual Report.

Employment Agreements

Employment Agreement with Mr. Emanuel

TKO is currently party to an employment agreement with Mr. Emanuel that became effective on September 12, 2023 and expires on December 31, 2027.

Mr. Emanuel’s employment agreement provides that Mr. Emanuel shall serve as Chief Executive Officer and will report to our Board. Mr. Emanuel’s employment agreement provides that he may continue to provide services in his role and position at Endeavor, Endeavor OpCo and their respective subsidiaries, including as such role and position may be modified.

Mr. Emanuel’s employment agreement provides for an annual base salary of $3,000,000, which will be pro-rated for any partial calendar year (if applicable) and subject to increase from time to time as approved by the Governing Body.

For his service during the portion of the fiscal year 2023 following the Transactions, Mr. Emanuel was entitled to receive a guaranteed annual cash bonus equal to $1,750,000, which was paid during the first fiscal quarter of fiscal year 2024. Beginning in respect of fiscal year 2024, Mr. Emanuel will be eligible to receive an annual bonus with a target bonus amount equal to $7,000,000. The attainment of the annual bonus will be based on the achievement of a performance metric to be mutually agreed upon between Mr. Emanuel and the Governing Body. If (i) less than 90% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be determined and paid in the Company’s sole discretion, (ii) at least 90% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 75% of the target bonus, (iii) at least 100% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 100% of the target bonus, or (iv) at least 110% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 125% of the target bonus. In addition to the foregoing, Mr. Emanuel may, in the Company’s sole discretion, receive an additional cash bonus for the applicable year. Mr. Emanuel’s annual bonus and any discretionary decisions related to such bonus shall be determined by the Governing Body.

Mr. Emanuel’s employment agreement additionally entitled Mr. Emanuel to receive a transaction bonus of $20,000,000, which was paid within 30 days following the Transactions.

Mr. Emanuel was also granted a one-time equity award comprised of 388,162 RSUs on September 12, 2023. The equity award will vest in four equal installments on each of the one-year, two-year, three-year and four-year anniversaries of September 12, 2023 (the date of the Transactions), subject to Mr. Emanuel’s continued employment through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting.”

In addition, for fiscal year 2023, Mr. Emanuel is entitled to receive an equity award in the amount of $2,500,000. Such equity award was granted in the first quarter of fiscal year 2024, and is comprised of 29,064 RSUs that vest in three equal installments on each of the one-year, two-year and three-year anniversaries of January 20, 2024, subject to Mr. Emanuel’s continued employment through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting.”

For each remaining fiscal year during the term of his employment agreement, Mr. Emanuel will be eligible to receive an annual equity award in an amount that ranges from 75% to 150% of a $10,000,000 target amount. It is expected that fifty percent of the annual equity awards for each fiscal year shall be determined based on attainment of certain annual performance metrics, and fifty percent shall be determined based on continued service and/or other criteria. Each such annual award is expected to consist of RSUs or similar awards that vest in three equal installments on each of the one-year, two-year and three-year anniversaries of the date of grant, subject to the approval of the Governing Body, and subject to Mr. Emanuel’s continued employment through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting.” The terms and conditions of Mr. Emanuel’s equity awards (including the type, nature and vesting conditions thereof) will be determined in the good faith discretion of the Governing Body, and the Governing Body may only change the equity awards from time-vesting to performance-vesting awards after negotiations with Mr. Emanuel in good faith. The value of Mr. Emanuel’s equity awards may exceed the expected amount for the fiscal years described above.

Mr. Emanuel’s employment agreement further provides that Mr. Emanuel is eligible to participate in all employee benefit programs made available to all active employees. Mr. Emanuel’s employment agreement provides for severance upon certain terminations of employment as described below under “Potential Payments upon Termination of Employment or Change in Control.”

Mr. Emanuel’s employment agreement includes confidentiality and assignment of intellectual property provisions.

Mr. Emanuel’s employment agreement provides that, if any payments to Mr. Emanuel would be considered “excess parachute payments” under Section 280G of the Code and subject to excise taxes under Section 4999 of the Code, such payments will be reduced to the extent such reduction would provide a greater net after-tax benefit to Mr. Emanuel in relation to the net after-tax benefit to Mr. Emanuel if all such payments had been made.

Employment Agreement with Mr. Shapiro

During fiscal year 2023, TKO was a party to an employment agreement with Mr. Shapiro that became effective on September 12, 2023 and was expected to expire on the first anniversary thereof. On January 21, 2024, the Company and Mr. Shapiro entered into a new employment agreement that superseded his prior agreement and expires on December 31, 2027. The description below describes the terms of his prior agreement, to the extent implemented or otherwise applicable for fiscal year 2023, and the terms of his new agreement, to the extent applicable on a going forward basis.

The employment agreement provides that Mr. Shapiro shall serve as President and Chief Operating Officer and will report to Ariel Emanuel as Chief Executive Officer of TKO. Mr. Shapiro’s employment agreement provides that he may continue to provide services in his role and position at Endeavor, Endeavor OpCo and their respective subsidiaries, including as such roles and positions may be modified.

Mr. Shapiro’s employment agreement provides for an annual base salary of $2,500,000 for fiscal year 2023. Starting in fiscal year 2024, his base salary increased to $4,000,000, subject to increase from time to time as approved by the Governing Body.

For fiscal year 2023, Mr. Shapiro is entitled to an annual cash bonus equal to $4,000,000. For each remaining fiscal year during the term of Mr. Shapiro’s employment agreement, Mr. Shapiro will be eligible to receive an annual bonus with a target bonus amount equal to $6,000,000. The amount of the annual bonus will be based on the achievement of performance metrics based on the Company’s performance (which may include EBITDA) and/or Mr. Shapiro’s individual performance, as determined by the Governing Body in good faith after receipt of recommendations from our Chief Executive Officer (after his consultation with Mr. Shapiro).

Mr. Shapiro’s employment agreement additionally entitled Mr. Shapiro to receive a transaction bonus of $5,000,000, which was paid within 30 days following the Transactions.

Pursuant to Mr. Shapiro’s employment agreement Mr. Shapiro received a one-time equity award comprised of 60,651 RSUs on September 12, 2023 (the “2023 Award”), and a one-time equity award comprised of 252,749 RSUs on January 22, 2024 (the “2024 Award”). The 2023 Award will vest on September 12, 2024 (the one-year anniversary of the closing of the Transactions) and the 2024 Award will vest in four equal installments on each of December 31, 2024, December 31, 2025, December 31, 2026, and December 31, 2027, in each case subject to Mr. Shapiro’s continued employment through such date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting.”

For fiscal year 2024 and each subsequent fiscal year during the term of his employment agreement, Mr. Shapiro will be eligible to receive an annual equity award with a target amount of $10,000,000. The amount of each equity award will be based on the achievement of performance metrics, continued service and/or other criteria, as determined by the Governing Body in good faith, and each equity award is expected to consist of RSUs or similar awards that vest in three equal installments on each of the one-year, two-year and three-year anniversaries of the date of grant, subject to the approval of the Governing Body, and subject to Mr. Shapiro’s continued employment through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting.” The terms and conditions of Mr. Shapiro’s equity awards (including the type, nature and vesting conditions thereof) will be determined in the sole discretion of the Governing Body. The value of Mr. Shapiro’s equity awards may exceed the expected amount for the fiscal years described above.

Mr. Shapiro’s employment agreement further provides that Mr. Shapiro is eligible to participate in all employee benefit programs made available to all active employees; provided, that Mr. Shapiro shall have reasonable access to private aircraft available to the Company for business travel purposes (or first class or charter aircraft for business travel when not using any private aircraft available to the Company), be reimbursed for reasonable commuting expenses (including appropriate car service) and, commencing in fiscal year 2024, be reimbursed for an annual executive physical. Mr. Shapiro’s employment agreement provides for severance upon certain terminations of employment as described below under “Potential Payments upon Termination of Employment or Change in Control.”

Mr. Shapiro’s employment agreement includes confidentiality and assignment of intellectual property provisions.

Mr. Shapiro’s employment agreement provides that, if any payments to Mr. Shapiro would be considered “excess parachute payments” under Section 280G of the Code and subject to excise taxes under Section 4999 of the Code, such payments will be reduced to the extent such reduction would provide a greater net after-tax benefit to Mr. Shapiro in relation to the net after-tax benefit to Mr. Shapiro if all such payments had been made.

Employment Agreement with Mr. Schleimer

The Company is a party to an employment agreement with Mr. Schleimer that became effective on November 5, 2023 and expires on December 1, 2026.

Mr. Schleimer’s employment agreement provides that Mr. Schleimer shall serve as Chief Financial Officer and will report to the Company’s President or Chief Operating Officer or any successor position thereto.

Mr. Schleimer’s employment agreement provides for an annual base salary of $2,000,000 effective September 12, 2023, subject to increase from time to time as approved by the Governing Body.

For fiscal year 2023, Mr. Schleimer will be eligible to receive a cash bonus, which amount will be determined by the Governing Body. For each remaining fiscal year of the term of Mr. Schleimer’s employment agreement, Mr. Schleimer will be eligible to receive an annual bonus with a target bonus amount equal to $2,000,000. The amount of the annual bonus will be based on the achievement of performance metrics based on Company performance (including EBITDA), as determined by the Governing Body in good faith.

Mr. Schleimer’s employment agreement entitles Mr. Schleimer to receive a one-time equity award comprised of 37,244 restricted stock units (which was granted on November 6, 2023). This award will vest in three equal installments on each of December 31, 2024, December 31, 2025 and December 31, 2026, subject to Mr. Schleimer’s continued employment through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting.”

In addition, for fiscal year 2023, Mr. Schleimer was entitled to receive an equity award in the amount of $2,500,000. Such equity award was granted in the first quarter of fiscal year 2024, and is comprised of 17,500 RSUs that vest in three equal installments on each of the one-year, two-year and three-year anniversaries of January 20, 2024, subject to Mr. Schleimer’s continued employment through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting.”

For each remaining fiscal year during the term of his employment agreement, Mr. Schleimer will be eligible to receive an annual equity award with a target amount of $5,000,000. The amount of each equity award will be based on the achievement of performance metrics, continued service and/or other criteria, as determined by the Governing Body in good faith, and each equity award is expected to consist of RSUs or similar awards that vest in three equal installments on each of the one-year, two-year and three-year anniversaries of the date of grant, subject to the approval of the Governing Body, and subject to Mr. Schleimer’s continued employment through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting.”

Mr. Schleimer’s employment agreement includes confidentiality and assignment of intellectual property provisions and a six-month post-termination non-compete covenant, provided that, to the extent Mr. Schleimer’s employment is terminated due to a resignation without good reason or following the end of the employment term (other than due to an Employer Non-Renewal as defined below) and the Company desires to enforce the post-termination non-compete covenant, the Company must provide Mr. Schleimer with a supplemental payment equal to six months of base salary.

Mr. Schleimer’s employment agreement provides that, if any payments to Mr. Schleimer would be considered “excess parachute payments” under Section 280G of the Code and subject to excise taxes under Section 4999 of the Code, such payments will be reduced to the extent such reduction would provide a greater net after-tax benefit to Mr. Schleimer in relation to the net after-tax benefit to Mr. Schleimer if all such payments had been made.

Employment Agreement with Mr. Krauss

The Company was not party to an employment agreement with Mr. Krauss in fiscal year 2023. On January 12, 2024, the Company became a party to an employment agreement with Mr. Krauss that became effective on January 1, 2024 and expires on December 31, 2027.

Mr. Krauss’s employment agreement provides that Mr. Krauss shall serve as Chief Legal and Administrative Officer and will report to TKO’s President or Chief Operating Officer (currently Mark Shapiro) or any successor position thereto.

Mr. Krauss’s employment agreement provides for an annual base salary of $2,000,000, subject to increase from time to time as approved by the Governing Body.

For fiscal year 2023, Mr. Krauss will be eligible to receive a cash bonus, which amount will be determined by the Governing Body. Beginning in fiscal year 2024 and during the remainder of the term of Mr. Krauss’ employment agreement, Mr. Krauss will be eligible to receive an annual bonus with a target bonus amount equal to $2,000,000. The amount of the annual bonus will be based on the achievement of performance metrics based on Company performance, as determined by the Governing Body in good faith.

Mr. Krauss’s employment agreement entitles Mr. Krauss to receive a one-time equity award comprised of 39,109 restricted stock units (which was granted on January 12, 2024). This award will vest in four equal installments on each of December 31, 2024, December 31, 2025, December 31, 2026 and December 31, 2027, subject to Mr. Krauss’s continued employment through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting.”

In addition, for fiscal year 2023, Mr. Krauss was eligible to receive an equity award in the amount of $1,216,438. Such equity award was granted in the first quarter of fiscal year 2024, and is comprised of 14,127 RSUs that vest in three equal installments on each of the one-year, two-year and three-year anniversaries of January 20, 2024, subject to Mr. Krauss’ continued employment through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting.”

For each remaining fiscal year during the term of his employment agreement, Mr. Krauss will be eligible to receive an annual equity award with a target amount of $4,000,000. The amount of each equity award will be based on the achievement of performance metrics, continued service and/or other criteria, as determined by the Governing Body in good faith, and each equity award is expected to consist of RSUs or similar awards that vest in three equal installments on each of the one-year, two-year and three-year anniversaries of the date of grant, subject to the approval of the Governing Body, and subject to Mr. Krauss continued employment through each applicable grant and vesting date, and subject to Mr. Krauss’ continued employment through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting.”

Mr. Krauss’ employment agreement includes confidentiality, assignment of intellectual property provisions and a certain non-competition and non-solicitation restrictions for up to two years following termination of employment, provided that, in the event of a termination without Cause or for Good Reason, the non-competition restrictions shall only apply to the extent the Company continues to pay base salary to Mr. Krauss (and, in such case, such restrictions (and corresponding base salary payments) will not continue for more than six months following termination).

Mr. Krauss employment agreement provides that, if any payments to Mr. Krauss would be considered “excess parachute payments” under Section 280G of the Code and subject to excise taxes under Section 4999 of the Code, such payments will be reduced to the extent such reduction would provide a greater net after-tax benefit to Mr. Krauss in relation to the net after-tax benefit to Mr. Krauss if all such payments had been made.

Outstanding Equity Awards at 2023 Fiscal Year End

The following table provides information about the outstanding equity awards held by our named executive officers as of December 31, 2023.

Name	Grant Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
Ariel Emanuel	9/12/2023	388,162	(2)	31,666,256
Andrew Schleimer	11/6/2023	37,244	(3)	3,038,366
Mark Shapiro	9/12/2023	60,651	(4)	4,947,909

(1)	Represents the fair market value per share of our Class A common stock of $81.58, as of December 29, 2023.

(2)

As of December 31, 2023, the unvested time-based equity awards were scheduled to vest on September 12, 2024, September 12, 2025, September 12, 2026 and September 12, 2027, subject to continued employment through the vesting date.

(3)

As of December 31, 2023, the unvested time-based equity awards were scheduled to vest on December 31, 2024, December 31, 2025 and December 31, 2026, subject to continued employment through the vesting date.

(4)	As of December 31, 2023, the unvested time-based equity awards were scheduled to vest on September 12, 2024, subject to continued employment through the vesting date.

Stock Vested During Fiscal Year 2023

Our named executive officers did not vest into any stock awards during fiscal year 2023.

Potential Payments upon Termination of Employment or Change in Control

Severance Payments and Benefits under Employment Agreements

All of our named executive officers are entitled to certain severance benefits following certain terminations of employment. Such severance benefits, as of December 31, 2023, are described directly below. No severance payments or benefits are payable in the event of a termination for cause.

Ariel Emanuel

If Mr. Emanuel’s employment is terminated without “cause” or due to a resignation for “good reason” he is entitled to receive (i) any unpaid annual bonus for the year prior to the year of termination, which shall be paid in a lump sum within thirty days after Mr. Emanuel’s termination of employment, and (ii) an amount equal to two times the sum of (x) his base salary and (y) his target bonus, which shall be paid ratably in monthly installments over the twenty-four month period following the date of Mr. Emanuel’s termination of employment.

If Mr. Emanuel’s employment is terminated due to death or disability, he will be entitled to receive any unpaid annual bonus for the year prior to the year of termination and a pro-rata portion of the target bonus for the year of termination.

Any severance that Mr. Emanuel is entitled to receive upon his termination by the Company without cause or due to a resignation for good reason is subject to Mr. Emanuel’s execution and non-revocation of a release of claims.

Mark Shapiro

Employment Agreement for Fiscal Year 2023

On and prior to December 31, 2023, Mr. Shapiro was eligible for certain severance under his then-current employment agreement, which is described immediately below. Mr. Shapiro did not, however, experience a termination of employment in fiscal year 2023. If Mr. Shapiro’s employment is terminated without “cause” or due to a resignation for “good reason” prior to the end of his employment term, he is entitled to (i) continued payment of his base salary commencing on the date of termination and ending on September 12, 2025, (ii) payment of his target bonus for the period ending on September 12, 2024 (less any bonus previously paid for that period) and (iii) an amount equal to his target bonus for each calendar year commencing with 2024 and ending on September 12, 2025 (pro-rated for any partial year).

If Mr. Shapiro’s employment is terminated due to Employer Non-Renewal, Mr. Shapiro shall be entitled to (i) continued payment of his base salary as though he had remained employed for twelve months following the termination date and (ii) payment of an amount equal to his target annual bonus for each calendar year during the period commencing with the calendar year in which the date of termination occurs and ending on the twelve month period immediately following Mr. Shapiro’s termination of employment (pro-rated for any partial year).

If Mr. Shapiro terminates his employment for any reason within 30 days following the end of the term of the employment agreement for any reason other than an Employer Non-Renewal, as long as (i) at the time of such termination, the Company has not terminated Mr. Shapiro for cause and (ii) Mr. Shapiro continues to provide services to the Company through the thirtieth day following the end of the term of the employment agreement, Mr. Shapiro shall be entitled to (i) continued payment of his base salary for six months following termination and (ii) an amount equal to fifty percent of his target annual bonus.

If Mr. Shapiro’s employment is terminated due to death or disability prior to the end of his employment term, he shall be entitled to payment of his target annual bonus for his employment term, pro-rated for the portion of his employment term in which he was employed.

Any severance that Mr. Shapiro is entitled to receive upon his termination by the Company without cause, due to a resignation for good reason or due to an Employer Non-Renewal is subject to Mr. Shapiro’s execution and non-revocation of a release of claims.

Employment Agreement following Fiscal Year 2023

On and after January 1, 2024, Mr. Shapiro was eligible for certain severance under his new employment agreement, which is described immediately below. If Mr. Shapiro’s employment is terminated without “cause” or due to a resignation for “good reason” prior to the end of the term of his employment agreement, Mr. Shapiro is entitled to (i) continued payment of his base salary through the later of (a) December 31, 2027 and (b) the second anniversary of the date of termination and (ii) payment of his target bonus for each calendar year commencing with the calendar year in which the date of termination occurs and ending on the later of (a) December 31, 2027 and (b) the second anniversary of the date of termination (pro-rated for any partial year).

If Mr. Shapiro’s employment is terminated due to Employer Non-Renewal, Mr. Shapiro shall be entitled to (i) continued payment of his base salary through the second anniversary of the date of termination, (ii) an amount equal to his target bonus for fiscal year 2027 (less any annual bonus paid prior to termination with respect to 2027), and (iii) the amount equal to his target bonus for each calendar year during the period commencing with 2028 and ending on the second anniversary of the date of termination (pro-rated for any partial year).

If Mr. Shapiro terminates his employment for any reason within 30 days following the end of the term of the Agreement for any reason other than an Employer Non-Renewal, as long as (a) at the time of such termination, the Company has not terminated Mr. Shapiro for cause and (b) Mr. Shapiro continues to provide services to the Company through the thirtieth day following the end of the term of the Agreement (“Employee Non-Renewal”), Mr. Shapiro shall be entitled to (i) continued payment of his base salary for six months following termination, (ii) an amount equal to his target bonus for fiscal year 2027 (less any annual bonus paid prior to termination with respect to 2027), and (iii) an amount equal to fifty percent of his target bonus for fiscal year 2028.

If Mr. Shapiro’s employment is terminated due to death or disability prior to the end of the term of his employment agreement, Mr. Shapiro shall be entitled to payment of his target bonus for the fiscal year in which the termination of employment occurs, pro-rated for the portion of his employment term in which he was employed.

Any severance that Mr. Shapiro is entitled to receive upon his termination by the Company without Cause, due to a resignation for Good Reason, due to an Employer Non-Renewal or due to an Employee Non-Renewal is subject to Mr. Shapiro’s execution and non-revocation of a release of claims.

Andrew Schleimer

If Mr. Schleimer’s employment is terminated without “cause” or due to a resignation for “good reason” prior to the end of his term, he is entitled to (i) payment of an amount equal to one and one-half times his annual base salary, payable during the period commencing on the date of termination and ending on the twelve month anniversary of the date of termination and (ii) an amount equal to his target bonus for each calendar year commencing with the calendar year in which the date of termination occurs and ending on the eighteen month anniversary of the date of termination (pro-rated for any partial year).

If Mr. Schleimer’s employment is terminated due to Employer Non-Renewal, Mr. Schleimer shall be entitled to payment of an amount equal to his annual base salary, payable during the period commencing on the date of termination and ending on the twelve month anniversary of the date of termination.

If Mr. Schleimer’s employment is terminated due to death or disability prior to the end of his term, he shall be entitled to payment of his target bonus for the year in which termination occurs, pro-rated for the portion of such year in which he was employed.

Any severance that Mr. Schleimer is entitled to receive upon his termination by the Company without cause, due to a resignation for good reason or due to an Employer Non-Renewal, and any supplemental payment that Mr. Schleimer is entitled to receive in connection with enforcement of his post-termination non-compete covenant are subject to Mr. Schleimer’s execution and non-revocation of a release of claims for the benefit of the Company.

Seth Krauss

Mr. Krauss was not entitled to receive any severance upon any termination of employment, to the extent such termination occurred in fiscal year 2023. Commencing in fiscal year 2024, Mr. Krauss became eligible for certain severance payments, which are described herein. Pursuant to Mr. Krauss’ employment agreement effective January 1, 2024, if Mr. Krauss’s employment is terminated without “cause” or due to a resignation for “good reason” prior to the end of his term, Mr. Krauss is entitled to (i) continued payment of his base salary through the later of (a) December 31, 2027 and (b) the first anniversary of the date of termination and (ii) payment of his target bonus for the calendar year in which the termination occurs.

If Mr. Krauss’s employment is terminated due to Employer Non-Renewal, Mr. Krauss shall be entitled to continued payment of his base salary through the first anniversary of the date of termination.

Any severance that Mr. Krauss is entitled to receive upon his termination by the Company without cause, due to a resignation for good reason or due to an Employer Non-Renewal is subject to Mr. Krauss’s execution and non-revocation of a release of claims.

Equity Vesting

Ariel Emanuel

Upon a termination without cause or due to a resignation for good reason, any unvested portion of Mr. Emanuel’s equity awards that is subject solely to vesting based on continued service will accelerate and vest. Additionally, any unvested portion of Mr. Emanuel’s equity awards that is subject solely to vesting based on continued service will accelerate and vest upon a Change of Control (as defined in the 2023 Incentive Plan), subject to Mr. Emanuel’s continued service through the consummation of such Change in Control.

Mark Shapiro

For fiscal year 2023, if Mr. Shapiro’s employment is terminated by the Company without cause or due to a resignation for good reason prior to the end of his employment term, any unvested portion of Mr. Shapiro’s one-time equity will accelerate and vest in full. The equity award will also accelerate and vest in full upon a Change of Control (as defined in Mr. Shapiro’s employment agreement), subject to Mr. Shapiro’s continued service through the consummation of such Change of Control.

Following fiscal year 2023, if Mr. Shapiro’s employment is terminated by the Company without cause or due to a resignation for good reason prior to the end of his employment term, or if Mr. Shapiro’s employment is terminated by TKO without cause in connection with an Employer Non-Renewal, any unvested portion of Mr. Shapiro’s equity awards that are subject to vesting based on continued service will accelerate and vest in full. If Mr. Shapiro terminates his employment for any reason within 30 days following the end of the term of his employment agreement for any reason other than an Employer Non-Renewal, as long as (a) at the time of such termination, TKO has not terminated Mr. Shapiro for cause and (b) Mr. Shapiro continues to provide services to TKO through the thirtieth day following the end of the term of the his employment agreement, the unvested portion of Mr. Shapiro’s equity awards that is subject to vesting based on continued service that would have become vested had Mr. Shapiro remained employed for six months following termination, will accelerate and vest in full. Additionally, any unvested portion of Mr. Shapiro’s equity awards that is subject solely to vesting based on continued service will accelerate and vest in full upon a Change of Control (as defined in the 2023 Incentive Award Plan), subject to Mr. Shapiro’s continued service through the consummation of such Change of Control. Further, to the extent the Governing Body determines that any annual equity awards subject to vesting based on performance goals cannot be equitably adjusted in connection with a Change of Control, such awards shall also accelerate and vest in full upon a Change of Control (based on actual or target performance as determined by the Governing Body), subject to Mr. Shapiro’s continued service through the consummation of such Change of Control.

Andrew Schleimer

If Mr. Schleimer’s employment is terminated by the Company without cause or due to a resignation for good reason prior to the end of his employment term, or if Mr. Schleimer’s employment is terminated by the Company without cause in connection with an Employer Non-Renewal, any unvested portion of Mr. Schleimer’s equity awards that are subject solely to vesting based on continued service will accelerate and vest in full.

Seth Krauss

Mr. Krauss did not hold any equity awards from the Company in fiscal year 2023. Pursuant to Mr. Krauss’ employment agreement effective January 1, 2024, if Mr. Krauss’s employment is terminated without

“cause” or due to a resignation for “good reason” prior to the end of his term, or if Mr. Krauss’s employment is terminated by the Company without cause in connection with an Employer Non-Renewal, any unvested portion of Mr. Krauss’s equity awards that are subject solely to vesting based on continued service will accelerate and vest in full.

Definitions of “Cause,” “Good Reason” and “Employer Non-Renewal”

For purposes of Mr. Emanuel’s employment agreement and equity awards, “cause” generally means: Mr. Emanuel’s (i) conduct constituting embezzlement, fraud, or material misappropriation, whether or not related to his employment with the Company, in each case that results in material harm to the Company or its subsidiaries; (ii) conviction of a felony, whether or not related to his employment with the Company; (iii) conduct constituting a financial crime, material act of dishonesty or material unethical business conduct, involving the Company or any of its subsidiaries, in each case that results in material harm to the Company or any of its subsidiaries; (iv) unauthorized disclosure or use of confidential information or material breach of the provision of his employment agreement providing for assignment of intellectual property, in each case that results in material harm to the Company or any of its subsidiaries: (v) material and knowing breach of any applicable restrictive covenants set forth in any agreement between Mr. Emanuel and the Company or any of its subsidiaries; or (vi) willful and material breach of any other material obligation under his employment agreement, in each case that results in material harm to the Company or any of its subsidiaries.

For purposes of Messrs. Shapiro’s, Schleimer’s and Krauss’s employment agreements and equity awards, “cause” generally means: the named executive officer’s (i) conduct constituting embezzlement, fraud, or material misappropriation, whether or not related to the named executive officer’s employment with the Company; (ii) conduct constituting a felony, whether or not related to the named executive officer’s employment with the Company; (iii) conviction or indictment of a financial crime, material act of dishonesty or material unethical business conduct; (iv) unauthorized disclosure or use of confidential information or material breach of provision of his employment agreement providing for assignment of intellectual property, in each case that results in material harm to the Company or any of its subsidiaries; (v) material breach any applicable restrictive covenants set forth in any agreement between the named executive officer and the Company or any of its subsidiaries; (vi) material breach of any other material obligation under the named executive officer’s employment agreement; (vii) material violation of the Company’s written policies that is detrimental to the best interests of the Company or any of its subsidiaries; (viii) use of alcohol or drugs that materially interferes with the performance of the named executive officer’s duties; or (ix) conduct that brings the named executive officer or the Company or any of its subsidiaries into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the community or reflects unfavorably on the named executive officer, the Company or any of its subsidiaries.

For Mr. Emanuel, “good reason” means the occurrence of, without Mr. Emanuel’s consent, (i) a material diminution of his duties, responsibilities or authorities as chief executive officer (including any requirement that Mr. Emanuel report to someone other than the Board), (ii) the assignment of duties inconsistent with Mr. Emanuel’s position, (iii) the material breach by the Company of any terms under Mr. Emanuel’s employment agreement, (iv) the relocation of Mr. Emanuel’s principal place of employment outside of the Los Angeles Metropolitan area or (v) the failure of the Company to obtain the assumption in writing of its obligations under Mr. Emanuel’s employment agreement by any successor to all or substantially all of the assets of the Company.

For Mr. Shapiro, “good reason” means, the occurrence of, without Mr. Shapiro’s consent, the material breach by the Company of any terms under Mr. Shapiro’s employment agreement (including Mr. Shapiro’s ceasing to report directly to Mr. Emanuel as Chief Executive Officer, except in the event of the termination of Mr. Emanuel’s employment as a result of Mr. Emanuel’s death or disability).

For Mr. Schleimer, “good reason” means, the occurrence of, without Mr. Schleimer’s consent, the material breach by the Company of any terms under Mr. Schleimer’s employment agreement. Notwithstanding the foregoing, if Mr. Schleimer’s employment is terminated without “cause” or due to a resignation for “good reason” prior to the end of his term and within two years following a “change of control” (as defined in the Company’s 2023 Incentive Award Plan), he will be entitled to (i) payment of an amount equal to two times his annual base salary, payable during the period commencing on the date of termination and ending on the twelve month anniversary of the date of termination, and (ii) an amount equal to his target bonus for each calendar year commencing with the calendar year in which the date of termination occurs and ending on the twenty-four month anniversary of the date of termination (pro-rated for any partial year).

For Mr. Krauss, “good reason” means, the occurrence of, without Mr. Krauss’s consent, the material breach by the Company of any terms under Mr. Krauss’s employment agreement, including any requirement for Mr. Krauss to relocate his principal place of employment outside of New York County without Mr. Krauss’s consent.

For Mr. Shapiro, effective fiscal year 2023, “Employer Non-Renewal” means before the end of the term of Mr. Shapiro’s employment agreement, the Company fails to give Mr. Shapiro a bona fide offer of employment that provides compensation that is substantially comparable to the compensation provided under his employment agreement and an annual target equity award opportunity equal to at least $7,000,000 (excluding his one-time equity award of $6,250,000 and one-time cash award of $5,000,000, each as described above in “Employment Agreement with Mr. Shapiro”), and Mr. Shapiro’s employment is then either terminated by TKO without cause or by Mr. Shapiro for any reason.

Following fiscal year 2023, for Mr. Shapiro, “Employer Non-Renewal” means before the end of the term of the Agreement, TKO fails to give Mr. Shapiro a bona fide offer of renewal of his employment on terms that provide compensation that is substantially comparable to the compensation provided under the Agreement (excluding annual equity award with respect of fiscal year 2023 so long as such offer includes an initial equity award equal at least $5,000,000, each as described above in “Employment Agreement with Mr. Shapiro”), and Mr. Shapiro’s employment is then either timely terminated by TKO without cause or by Mr. Shapiro for any reason.

For Mr. Schleimer, “Employer Non-Renewal” means before the end of the term of Mr. Schleimer’s employment agreement, the Company fails to give Mr. Schleimer a bona fide offer of employment that provides compensation that is substantially comparable to the annual cash and equity compensation provided under his employment agreement (excluding the Initial Equity Award), and Mr. Schleimer’s employment is then either terminated by the Company without cause or by Mr. Schleimer for any reason within the thirty day period following the end of the employment term.

For Mr. Krauss, “Employer Non-Renewal” means before the end of the term of Mr. Krauss’s employment agreement, TKO fails to give Mr. Krauss a bona fide offer of renewal of his employment on terms that provide compensation that is substantially comparable to the compensation provided under the Agreement (excluding, for the avoidance of doubt, the Initial Equity Award), and Mr. Krauss’s employment is then either timely terminated by TKO without cause or by Mr. Krauss for any reason.

Estimated Payments Upon Termination of Employment or Change in Control

The table below shows the severance payments and benefits that each named executive officer would receive upon (1) death or disability, (2) termination without cause or a resignation with good reason, (3) termination for cause or a resignation without good reason and (4) a change in control. The amounts are calculated as if the date of termination and change in control occurred on December 31, 2023.

	Death or Disability ($)		Termination without Cause or Resignation with Good Reason ($)		Termination for Cause or Resignation without Good Reason ($)	Change in Control ($)
Ariel Emanuel
Base Salary Continuation	—		6,000,000	(1)	—	—
Bonus	7,000,000	(2)	14,000,000	(3)	—	—
Accelerated Vesting of Equity-Based Awards	—		31,666,256	(5)	—	31,666,256	(5)
Andrew Schleimer
Base Salary Continuation	—		3,000,000	(6)	—	—
Bonus	608,219	(4)	3,000,000	(7)	—	—
Accelerated Vesting of Equity-Based Awards	—		3,038,366	(5)	—	—
Mark Shapiro
Base Salary Continuation	—		4,240,385	(8)	—	—
Bonus	1,672,603	(4)	11,000,000	(9)	—	—
Accelerated Vesting of Equity-Based Awards	—		4,947,909	(5)	—	4,947,909	(5)
Seth Krauss(10)
Base Salary Continuation	—		—		—	—
Bonus	—		—		—	—
Accelerated Vesting of Equity-Based Awards	—		—		—	—

(1)	This amount reflects the continued payment of two times the named executive officer’s base salary for 24 months following termination of his employment.

(2)	This amount reflects the payment of the named executive officer’s target annual bonus.

(3)	This amount reflects the payment of two times the named executive officer’s target annual bonus.

(4)	This amount reflects the continued payment of the named executive officer’s pro-rated target bonus through December 31, 2023.

(5)	This amount reflects the accelerated vesting of all of the named executive officer’s time-based restricted stock units.

(6)	This amount reflects the continued payment of one and a half times the named executive officer’s base salary for 12 months following termination of his employment.

(7)	This amount reflects payment of the named executive officer’s target annual bonus for the 18-month period following termination of his employment.

(8)	This amount reflects the continued payment of the named executive officer’s base salary through September 12, 2025.

(9)

This amount reflects the payment of (i) the named executive officer’s target annual bonus through September 12, 2024 and (ii) the named executive officer’s target annual bonus for each calendar year commencing with 2024 and ending on September 12, 2025.

(10)

Mr. Krauss was not eligible for any severance upon a termination as of December 31, 2023. Mr. Krauss became eligible for severance pursuant to his employment agreement, effective as of January 1, 2024. For a discussion of such severance, see “Potential Payments upon Termination of Employment or Change in Control” above.

Pay Versus Performance Table
The followin
g
table sets forth information concerning the compensation provided to our NEOs and certain measures of Company performance in the year ended December 31, 2023, for services to the Company in all capacities.

	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1)(2)(3)	Value of Initial Fixed $100 Investment Based on:		Net Income ($)	Adjusted EBITDA ($) (5)
Fiscal Year					Total Shareholder Return ($) (4)	Peer Group Index Total Shareholder Return ($) (4)
2023	64,912,560	56,578,222	8,435,228	7,963,553	82.19	107.00	175,722,864	809,087,712

(1)
Amounts represent compensation actually paid (“CAP”) to our CEO, who was our Principal Executive Officer or “PEO” for fiscal year 2023, and the average CAP to our remaining NEOs or
“Non-PEO
NEOs” for fiscal year 2023, as determined under SEC rules, which includes the individuals indicated below for fiscal year 2023:

Year	PEO	Non-PEO NEOs
2023	Ariel Emanuel	Mark Shapiro, Andrew Schleimer and Seth Krauss

(2)	Amounts represent the Summary Compensation Table Total Compensation for the applicable fiscal year adjusted as follows:

Applicable Fiscal Year (“FY”)	2023
	PEO	Average non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(40,000,094)	(3,133,767)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	31,666,256	2,662,091

Total Adjustments	(8,333,838)	(471,675)

(3)
The fair values of restricted stock units included in the CAP to our PEO and the Average CAP to our
Non-PEO
NEOs are calculated at the required measurement dates, consistent with the approach used to value the awards at the grant date as described in our Annual Report. Any changes to the fair values of our restricted stock units from the grant date are based on our updated stock price at the applicable measurement date. For the year presented, the increases or decreases in the year-end
restricted stock unit fair value from the fair value on the grant date were affected by changes in the stock price. For additional information on the assumptions used to calculate the valuation of the awards, see Note 13 to our audited consolidated financial statements included in our Annual Report.

(4)	Reflects the period from commencing on September 12, 2023, the date of consummation of the Transactions, through December 31, 2023.

(5)
Adjusted EBITDA is a non-GAAP measure and is calculated from our audited
financial statements as follows: net income, excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. For a reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure calculated and presented in accordance with GAAP, see Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Non-GAAP Financial Measures” on page 49 and 50 of our Annual Report.

Pay Versus Performance Relationships
Similar to reported compensation in the Summary Compensation Table, “Compensation Actually Paid” does not accurately represent the actual compensation that is or may be received by our named executive officers. However, this information may demonstrate the impact that TKO performance and stock price performance has on the value of incentives, and accordingly the alignment between total stockholder returns and pay.
Our applicable Governing Body does not consider compensation actually paid when making compensation decisions for the named executive officers. See the Compensation Discussion & Analysis for a description of how our applicable Governing Body assesses the relationship between named executive officer pay and performance.

2023 Pay Versus Performance Graphs
The chart below provides a comparison between (i) the total stockholder return of the Company and of the S&P 500 Media and Entertainment Industry Group Index assuming a fixed $100 initial investment on September 12, 2023 (the date our Class A common stock began trading on NYSE) and reinvestment of dividends, and (ii) the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO
named executive officers for the year ended December 31, 2023.

	September 12, 2023	FY 2023
Company TSR	$100	$82.19
S&P 500 Media and Entertainment Index TSR	$100	$107.00
PEO Compensation Actually Paid (in millions)	—	$57
Avg. non-PEO NEO Compensation Actually Paid (in millions)		$8
The chart below provides a comparison between (i) the Company’s Net Income and (ii) compensation actually paid to our PEO and average compensation actually paid to our non-PEO
named executive officers for the fiscal year 2023.

FY 2023
Net Income (in millions)	$176
PEO Compensation Actually Paid (in millions)	$57
Avg. non-PEO NEO Compensation Actually Paid (in millions)	$8
The chart below provides a comparison between (i) the Company’s Adjusted EBITDA and (ii) compensation actually paid to our PEO and average compensation actually paid to our non-PEO
named executive officers for the fiscal year 2023.

FY 2023
Adjusted EBITDA (in millions) (1)	$809
PEO Compensation Actually Paid (in millions)	$57
Avg. non-PEO NEO Compensation Actually Paid (in millions)	$8

(1)
Adjusted
EBITDA
is a
non-GAAP
measure and is calculated from our audited financial statements as follows: net income, excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. For a reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure calculated and presented in accordance with GAAP, see Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Non -GAAP Financial Measures” on page 49 and 50 of our Annual Report.

The comparisons reflected in the charts above are not intended to forecast the future performance of our stock and may not be indicative of our future performance.
2023 Pay Versus Performance Tabular List
As required by Item 402(v) of
Regulation S-K, we
are
providing
the following information regarding the performance measure that we believe represents the most important financial performance measure used by us to link CAP to our NEOs for the fiscal year 2023. Such performance measure represented the only financial performance measure that was used by the Company to link compensation actually paid to our named executive officers for fiscal year 2023 to Company performance.
Performance measure
Adjusted EBITDA
For additional details regarding this financial performance measure, please
see the section titled “2023 Financial and Operating Highlights” in our CD&A elsewhere in this Proxy Statement.

COMPENSATION OF OUR DIRECTORS

The table below shows the compensation earned by each director other than Messrs. Emanuel and Shapiro (whose compensation is set forth above) for the fiscal year ended December 31, 2023. The table does not include compensation paid prior to September 12, 2023.

Name	Fees Earned or Paid in Cash ($)	Bonus ($)	Stock Awards ($)(1)		Non-Equity Incentive Compensation ($)	All Other Compensation ($)	Total ($)
Peter C.B. Bynoe	35,340	—	182,089		—	—	217,429
Steve R. Koonin	41,382	—	182,089		—	—	223,471
Jonathan A. Kraft	32,320	—	182,089		—	—	214,409
Sonya E. Medina	41,684	—	182,089		—	—	223,773
Nancy R. Tellem	38,663	—	182,089		—	—	220,752
Carrie Wheeler	43,194	—	182,089		—	—	225,283
Vincent K. McMahon(2)	369,231	—	—		—	7,092	376,323
Nick Khan(2)	515,385	15,000,000	12,057,419	(3)	4,465,711	999	32,039,514

(1)

The amounts listed in this column represent the grant date fair value calculated in accordance with ASC 718 with respect to the grant of restricted stock units during fiscal year 2023. Assumptions used in calculating these amounts are described in Note 13 to our audited consolidated financial statements included in our Annual Report.

(2)

The amounts included for Messrs. McMahon and Khan are exclusively in respect of their services as employees during fiscal year 2023 and do not reflect any compensation in respect of their services as directors.

(3)

In connection with Mr. Khan’s entry into his new employment agreement following the Transactions, his previously granted 241,264 performance stock units (representing a $16.5 million award granted to him in 2022 under the WWE 2016 Omnibus Incentive Plan (the “2016 Plan”)) was cancelled, and Mr. Khan subsequently received a new equity award of 153,676 restricted stock units that will vest in three equal annual installments beginning on December 31, 2024. The grant date fair value of approximately $12.1 million shown here relates to this new equity award.

The table below shows the aggregate numbers of unvested stock awards held as of December 31, 2023 by each director other than Messrs. Emanuel and Shapiro (whose outstanding awards are set forth above).

Name	Stock Awards Outstanding at 2023 Fiscal Year End
Peter C.B. Bynoe	1,767(1)
Steve R. Koonin	1,767(1)
Jonathan A. Kraft	1,767(1)
Sonya E. Medina	1,767(1)
Nancy R. Tellem	1,767(1)
Carrie Wheeler	1,767(1)
Vincent K. McMahon	86,918(2)
Nick Khan	342,496(3)

(1)	The unvested restricted stock units will vest on the date of our stockholder meeting in 2024.

(2)

Mr. McMahon resigned from his position as Executive Chair and a member of the Board effective as of January 26, 2024. The unvested restricted stock units held by Mr. McMahon were forfeited as of January 26, 2024.

(3)

The unvested restricted stock units will vest as follows: 153,676 unvested restricted stock units will vest in three equal annual installments beginning on December 31, 2024; 85,386 unvested restricted stock units will vest on July 20, 2024; 80,803 unvested restricted stock units will vest on July 20, 2025; and 22,630 unvested restricted stock units will vest on July 20, 2026.

Non-Employee Director Compensation Policy

We maintain a policy pursuant to which each non-employee director receives an annual director fee of $107,000 as well as an additional annual fee of $15,000 for service as the chair of the audit committee and an additional annual fee of $21,000 for service (including as chair) on the audit committee, each earned on a quarterly basis. The policy provides for an additional annual fee of $20,000 for service as the chair of the compensation committee and an additional annual fee of $10,000 for service (including as chair) on the compensation committee, each earned on a quarterly basis, and an annual fee of $15,000 for service as the chair of the nominating and corporate governance committee and an additional annual fee of $7,500 for service (including as chair) on the nominating and corporate governance committee, each earned on a quarterly basis.

Each non-employee director will also receive an annual restricted stock unit award with a grant date value of $182,000, calculated based on the average closing price (as reported on the applicable stock exchange on which shares of our Class A common stock are traded for the 20 trading days preceding the date of grant or, if such shares have been trading for less than 20 days, the number of days these shares have been trading preceding the date of grant), entitling them to receive shares of our Class A common stock upon vesting. Additionally, each non-employee director who was initially elected or appointed to the Board following the closing date received a grant of our Class A common stock with a grant date value, calculated based on the average closing price (as reported on the applicable stock exchange on which shares of our Class A common stock are traded for the 20 trading days preceding the date of grant or, if such shares have been trading for less than 20 days, the number of days these shares have been trading preceding the date of grant), equal to the product of $182,000, and a fraction calculated as follows: (i) before our first annual shareholder meeting, the numerator of which is (x) the number of days between the closing date and the anticipated date of our first annual shareholder meeting (as determined by the Board) minus (y) the number of days in the period beginning on the date of the effective time and ending on such non-employee director’s start date, and the denominator of this fraction is the number of days in the period between the closing date and the anticipated date of our first annual shareholder meeting and (ii) following the our first annual shareholder meeting, the numerator of this fraction is (x) 365 minus (y) the number of days in the period beginning on the date of the annual shareholder meeting immediately preceding such non-employee director’s start date, and ending on such non-employee director’s start date, and the denominator of this fraction is 365.

Each equity grant will vest in full on the date of our annual shareholder meeting immediately following the date of grant, subject to the non-employee director continuing in service through such meeting date, and is further subject to accelerated vesting upon a change in control (as defined in the 2023 Incentive Award Plan).

Employee Compensation for Messrs. McMahon and Khan

Messrs. McMahon and Khan were not entitled to any compensation in respect of their services as directors in fiscal year 2023. However, they were entitled to certain compensation in respect of their services as our employees in fiscal year 2023. Messrs. McMahon and Khan received an annual base salary for fiscal year 2023 equal to $369,231 and $515,385, respectively. Mr. Khan, in his position as President of WWE, was also eligible to receive an annual bonus with target bonus opportunity equal to $2,666,096. Such bonus was determined based upon three metrics – WWE revenue (30% of bonus funding), WWE operating income before depreciation and amortization (or OIBDA) (50% of bonus funding), and certain strategic goals related to sponsorship revenue, rights renewals, gate revenue and viewership (20% of the bonus funding). Based on performance, Mr. Khan was entitled to a bonus equal to 167.5% of his target bonus opportunity, or $4,465,711. On November 22, 2023, Mr. Khan was also granted 153,676 restricted stock units that vest in three equal installments on December 31, 2024, December 31, 2025, and December 31, 2026. Messrs. McMahon and Khan also participated in certain of our benefit plans that are generally available to similarly situated employees in fiscal year 2023.

While perquisites help to provide our executives a benefit with a high perceived value at a relatively low cost, we do not generally view perquisites as a material component of our executive compensation program.

Perquisites we provided to Messrs. McMahon and Khan during fiscal year 2023 included matching contributions, certain life insurance payments, personal travel on aircraft owned by or available to the Company and guest travel on business-related trips on such aircraft. The aggregate incremental cost of such perquisites in fiscal year 2023 is included in the “All Other Compensation” column of the “Compensation of Our Directors” Table above (with 401(k) contributions and life insurance payments allocated for the period of September 12, 2023 through December 31, 2023 by pro-rating full year of contributions based on the number of days in such period). For personal flights taken during fiscal year 2023 on aircraft owned by the Company, Mr. McMahon was subject to an aircraft leasing agreement with us, pursuant to which he is obligated to pay for the incremental costs associated with such personal flights. Mr. Khan reimburses the Company for the incremental costs associated with personal flights taken on aircraft made available to the Company. Therefore, there is no aggregate incremental cost to us for such flights taken by Messrs. McMahon and Khan during fiscal year 2023. Mr. McMahon did not have personal guests on business-related trips on the Company’s aircraft during fiscal year 2023, and the incremental costs associated with Mr. Khan’s guest travel on business-related trips on the Company’s aircraft during fiscal year 2023 were not in excess of $10,000 individually or when taken together with the cost of other perquisites provided to him.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans as of December 31, 2023.

Plan category:	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans (excludes securities Reflected in first column)
Equity compensation plans approved by security holders (1)	1,964,029	(2)	—	11,266,993	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	1,964,029			11,266,993

(1)	Consists of the 2023 Incentive Award Plan and the 2016 Plan.

(2)

Consists of restricted stock units issued under the 2023 Incentive Award Plan and the 2016 Plan, and performance stock units under the 2016 Plan, calculated using the target number of shares issuable in respect of such performance stock units.

(3)

Awards under the 2023 Incentive Award Plan may be issued in the form of restricted stock units, restricted stock, stock options, other stock or cash-based awards and dividend equivalents. No additional awards will be granted pursuant to the 2016 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Company’s executive officers serve as members of the Company’s Compensation Committee. Prior to the consummation of the Transactions, compensation decisions for those who serve as executive officers of the Company were made, as to Messrs. Emanuel and Shapiro, by the Board. Following the consummation of the Transactions, compensation is approved as described under “Executive Compensation — Compensation Discussion and Analysis — Setting Executive Compensation,” which information is incorporated by reference herein. Mr. Emanuel also serves on the Board and the Executive Committee of Endeavor.

Related person transactions pursuant to Item 404(a) of Regulation S-K involving those who made compensation decisions for those who are to serve as the Company’s executive officers are set forth under “Certain Transactions with Related Persons.”

Before the consummation of the Transactions, the members of our Board received no compensation for their service as directors of the Company. In connection with the consummation of the Transactions, we adopted a non-employee director compensation program pursuant to which our non-employee directors who qualify as “independent” are eligible to receive compensation for their service on our board and the committees thereof.

STOCK OWNERSHIP

The table below sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock by:

•	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of any class or series of our capital stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 15, 2024, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

The beneficial ownership of our voting securities is based on 80,670,209 shares of our Class A common stock and 89,616,891 shares of our Class B common stock, each issued and outstanding as of April 15, 2024. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or that will become exercisable or will otherwise vest within 60 days of April 15, 2024 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed below is: c/o TKO Group Holdings, Inc., 200 Fifth Avenue, 7th Floor, New York, NY 10010.

	Class A Common Stock Owned (1)		Class B Common Stock Owned (1)		Combined Voting Power (2)
Name and Address of Beneficial Owner	Number	%	Number	%	%
Greater than 5% Equityholders
Endeavor Group Holdings, Inc.(3)	91,259,861	53.6%	89,616,891	100%	53.6%
Silver Lake Equityholders(3)(4)	91,259,861	53.6%	89,616,891	100%	53.6%
Patrick Whitesell(3)(5)	91,259,861	53.6%	89,616,891	100%	53.6%
Vincent K. McMahon(6)	8,021,405	9.9%	—	—	4.7%
BlackRock, Inc.(7)	6,339,199	7.9%	—	—	3.7%
The Vanguard Group(8)	5,995,356	7.4%	—	—	3.5%
Lindsell Train Limited(9)	5,885,133	7.3%	—	—	3.5%
Michael James Lindsell(9)	5,885,133	7.3%	—	—	3.5%
Nicholas John Train(9)	5,885,133	7.3%	—	—	3.5%
Ninety One Plc(10)	4,411,978	5.5%	—	—	2.6%
Ninety One UK Limited(10)	4,345,215	5.4%	—	—	2.6%
Morgan Stanley(11)	4,214,167	5.2%	—	—	2.5%

	Class A Common Stock Owned (1)		Class B Common Stock Owned (1)		Combined Voting Power (2)
Directors and Named Executive Officers
Ariel Emanuel(3)(12)	91,272,392	53.6%	89,616,891	100%	53.6%
Peter C.B. Bynoe(13)	1,767	*	—	—	*
Egon P. Durban(3)(4)	91,259,861	53.6%	89,616,891	100%	53.6%
Dwayne Johnson	193,116	*	—	—	*
Bradley A. Keywell(14)	1,188	*	—	—	*
Nick Khan	53,894	*	—	—	*
Steven R. Koonin(15)	6,921	*	—	—	*
Jonathan A. Kraft(16)	13,032	*	—	—	*
Seth Krauss	—	—	—	—	—
Sonya E. Medina(17)	1,767	*	—	—	*
Mark Shapiro	12,531	*	—	—	*
Andrew Schleimer	—	—	—	—	—
Nancy R. Tellem(18)	1,767	*	—	—	*
Carrie Wheeler(19)	4,899	*	—	—	*
All directors and executive officers as a group (14 persons)(20)	91,563,274	53.8%	89,616,891	100%	53.8%

(1)

Each TKO OpCo Unit (other than TKO OpCo Units held by us) is redeemable from time to time at each holder’s option for, at our election, newly issued shares of our Class A common stock on a one-for-one basis, or to the extent there is cash available from the sale of newly issued shares of our Class A common stock, a cash payment equal to the closing price of one share of Class A common stock on the last full trading day immediately prior to the redemption date for each TKO OpCo Unit so redeemed, in each case, in accordance with the terms of the TKO Operating Agreement (as defined below). In this table, beneficial ownership of TKO OpCo Units has been reflected as beneficial ownership of shares of our Class A common stock for which such TKO OpCo Units may be exchanged. When a TKO OpCo Unit is exchanged by a holder thereof, a corresponding share of Class B common stock will be cancelled.

(2)

Represents the percentage of voting power of our Class A common stock and Class B common stock voting as a single class. Each share of Class A common stock entitles the registered holder to one vote per share and each share of Class B common stock entitles the registered holder thereof to one vote per share on all matters presented to stockholders for a vote generally, including the election of directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or our certificate of incorporation.

(3)

Based solely on a Schedule 13G filed with the SEC on February 9, 2024 and information known to the Company, 91,259,861 shares of our Class A common stock consist of (i) 76,712,059 TKO OpCo Units (and an equal number of our Class B common stock) held of record by Endeavor OpCo, (ii) 6,362,799 TKO OpCo Units (and an equal number of our Class B common stock) held of record by January Capital HoldCo, LLC (“January HoldCo”), (iii) 6,542,033 TKO OpCo Units (and an equal number of our Class B common stock) held of record by January Capital Sub, LLC (“January Sub”) and (iv) 1,642,970 shares of Class A common stock held of record by WME IMG, LLC (“WME IMG”), in each case as of April 15, 2024. Endeavor is the managing member of Endeavor Manager, LLC, which in turn is the managing member of Endeavor OpCo. Endeavor OpCo is the managing member of January HoldCo, which in turn is the managing member of January Sub. Endeavor OpCo is also the managing member of Endeavor Parent, LLC, which in turn is the sole member of WME IMG Holdings, LLC, which in turn is the sole member of WME IMG. As a result, Endeavor may be deemed to beneficially own the securities held of record by the EDR subscribers and WME IMG. The address of each EDR subscriber and WME IMG is c/o Endeavor Group Holdings, Inc., 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, California 90210.

(4)

Based solely on a Schedule 13G filed with the SEC on February 9, 2024 and information known to the Company, Silver Lake West Holdco, L.P., Silver Lake West Holdco II, L.P., Silver Lake West VoteCo, L.L.C., and Egon Durban may be deemed to have shared voting power and shared dispositive power over 91,259,861 shares of our Class A common stock held by the EDR subscribers. Silver Lake West Holdco, L.P. and Silver Lake West Holdco II, L.P. (the “West Holdcos”) have designated members of the governing body of Endeavor and as a result may be deemed to share beneficial ownership of the securities beneficially owned by Endeavor. Mr. Durban is the managing member of Silver Lake West VoteCo, L.L.C., which is the general partner of each of the West Holdcos. Mr. Durban is a director of TKO Group Holdings and is a Co-CEO and Managing Member of Silver Lake Group, L.L.C. Securities reported herein are held solely by subsidiaries of Endeavor. Investment funds managed by Silver Lake do not directly hold any equity securities of the Issuers. The principal office of each of Mr. Durban and each of the entities identified in this footnote is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

(5)

Includes 91,259,861 shares of our Class A common stock beneficially owned by Endeavor. Patrick Whitesell is a member of the governing body of Endeavor and as a result may be deemed to share beneficial ownership of the securities beneficially owned by

Endeavor. The principal office of Mr. Whitesell is c/o Endeavor Group Holdings, Inc., 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, California 90210.

(6)	Based solely on a Form 4 filed with the SEC on April 11, 2024, Vincent K. McMahon directly holds 8,021,405 shares of our Class A common stock.

(7)

Based solely on a Schedule 13G filed with the SEC on February 8, 2024, BlackRock, Inc. has sole voting power over 6,105,643 shares of our Class A common stock and sole dispositive power over 6,339,199 shares of our Class A common stock. The business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(8)

Based solely on a Schedule 13G filed with the SEC on February 13, 2024, The Vanguard Group has shared voting power over 27,525 shares of our Class A common stock, sole dispositive power over 5,900,445 of our Class A common stock and shared dispositive power over 94,911 shares of our Class A common stock. The business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(9)

Based solely on a Schedule 13G filed with the SEC on February 7, 2024, Lindsell Train Limited (“Lindsell Train”), Michael James Lindsell and Nicholas John Train have shared voting and shared dipositive power over 5,885,133 shares of our Class A common stock. Lindsell Train has investment discretion and voting power over several managed accounts that hold such shares of Class A common stock. Accordingly, Lindsell Train Limited may be deemed to be the beneficial owner of such Class A common stock. Each of Messrs. Lindsell and Train owns a significant membership interest in Lindsell Train and as such may be deemed to control shares held by Lindsell Train by virtue of his interest in Lindsell Train. The business address of Lindsell Train and Messrs. Lindsell and Train is 66 Buckingham Gate, London SWIE 6AU, United Kingdom.

(10)

Based solely on a Schedule 13G filed with the SEC on February 13, 2024, Ninety One Plc has shared voting power over 2,224,508 shares of our Class A common stock and shared dispositive power over 4,411,978 shares of our Class A common stock, and Ninety One UK Limited has shared voting power over 2,157,745 shares of our Class A common stock and shared dispositive power over 4,345,215 shares of our Class A common stock. Ninety One Plc is the parent entity of Ninety One UK. The business address of Ninety One UK Limited is 55 Gresham Street, London, EC2V 7HB, United Kingdom.

(11)

Based solely on a Schedule 13G filed with the SEC on February 9, 2024, Morgan Stanley has shared voting power with respect to 3,782,792 shares of Class A common stock and shared dispositive power with respect to 4,200,763 shares of Class A common stock. The business address for Morgan Stanley is 1585 Broadway, New York, NY 10036.

(12)

Includes 12,531 shares of our Class A common stock beneficially owned by Mr. Emanuel and 91,259,861 shares of our Class A common stock beneficially owned by Endeavor. Mr. Emanuel, our Chief Executive Officer and Executive Chair, is a member of the governing body of Endeavor and as a result may be deemed to share beneficial ownership of the securities beneficially owned by Endeavor.

(13)	Includes 1,767 shares of Class A common stock underlying restricted stock units held by Mr. Bynoe that will vest within 60 days of April 15, 2024.

(14)	Includes 1,188 shares of Class A common stock underlying restricted stock units held by Mr. Keywell that will vest within 60 days of April 15, 2024.

(15)	Includes 2,160 shares of Class A common stock underlying restricted stock units held by Mr. Koonin that will vest within 60 days of April 15, 2024.

(16)	Includes 1,767 shares of Class A common stock underlying restricted stock units held by Mr. Kraft that will vest within 60 days of April 15, 2024.

(17)	Includes 1,767 shares of Class A common stock underlying restricted stock units held by Ms. Medina that will vest within 60 days of April 15, 2024.

(18)	Includes 1,767 shares of Class A common stock underlying restricted stock units held by Ms. Tellem that will vest within 60 days of April 15, 2024.

(19)	Includes 1,767 shares of Class A common stock underlying restricted stock units held by Ms. Wheeler that will vest within 60 days of April 15, 2024.

(20)

Includes (i) 12,183 shares of Class A common stock underlying restricted stock units that will vest within 60 days of April 15, 2024 and (ii) 91,259,861 shares of our Class A common stock as to which Mr. Emanuel and Mr. Durban may be deemed to have beneficial ownership (see footnotes (3), (4) and (12) above).

.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policies and Procedures

Our Audit Committee has adopted a written Related Person Transaction Policy (the “Policy”), which sets forth our policy with respect to the review and approval or, ratification of all related person transactions. Under the Policy, related person transactions are to be reviewed and approved or ratified by (1) at least a majority of the “independent” directors (as defined in the Bylaws) and (2) either (i) a majority of the Company’s Board or (ii) the Chief Executive Officer. Certain types of transactions are deemed pre-approved pursuant to standing pre-approval guidelines established by the Audit Committee.

A “related person transaction” is defined as, subject to certain exceptions as provided under Item 404(a) of Regulation S-K, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000 and in which any related person (as defined in the Policy) had, has or will have a direct or indirect material interest. Pursuant to our Bylaws, (x) prior to December 31, 2025, transactions between TKO Group Holdings, Inc. and Endeavor (or its affiliates) must be approved by (i) a majority of the Board (including a majority of the WWE-designated directors or their successors) and (ii) a majority of the “independent” directors (as defined under the Bylaws), and (y) following December 31, 2025, such transactions must be approved by (i) a majority of the Board and (ii) a majority of the Board of director’s “independent” directors (as defined under the Bylaws). These approving bodies review the relevant facts and circumstances of the related person transaction as it deems necessary and advisable, including without limitation, whether the transaction is inconsistent with the interest of the Company and its stockholders and taking into account the Company’s organizational and governance documents.

Limited Liability Company Agreement of TKO OpCo

On September 12, 2023, Endeavor, TKO OpCo and TKO Group Holdings, Inc. entered into the Limited Liability Company Agreement of TKO OpCo (the “TKO Operating Agreement”). The Company operates its business through TKO OpCo and its subsidiaries, in accordance with the terms of the TKO Operating Agreement. As sole managing member of TKO OpCo, TKO Group Holdings, Inc. has control over all of the affairs and decision-making of TKO OpCo. As such, TKO Group Holdings, Inc. is responsible for all operational and administrative decisions of TKO OpCo and the day-to-day management of TKO OpCo’s business. TKO Group Holdings, Inc. will fund any dividends to TKO Group Holdings, Inc. stockholders (if any) by causing TKO OpCo to make distributions to its equityholders, including TKO Group Holdings, Inc., subject to the limitations imposed by the TKO Operating Agreement.

The holders of common units of TKO OpCo, including TKO Group Holdings, Inc., will generally incur U.S. federal, state and local income taxes on their allocable share of any net taxable income of TKO OpCo. Net profits of TKO OpCo will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of equity interests in TKO OpCo, though certain non-pro rata adjustments may be made to reflect tax depreciation, amortization and other allocations as required under applicable law or as provided for in the TKO Operating Agreement. The TKO Operating Agreement provides for cash distributions to the holders of common units for purposes of funding their tax obligations in respect of the taxable income of TKO OpCo that is allocated to them (or otherwise generally provides for the TKO OpCo members to be provided with liquidity), subject to available cash and any negative covenants in applicable loan agreements. Generally, these tax distributions are calculated using an assumed tax rate equal to the highest marginal combined income tax rate applicable to an individual or corporation resident in Los Angeles, California or New York, New York (whichever rate is higher), taking into account the deductibility of applicable state and local income taxes for U.S. federal income tax purposes and any limitations thereon, with the same assumed tax rate applicable to all TKO OpCo members. Distributions (including tax distributions) made in respect of common units are generally to be paid pro rata in respect of such common units.

The TKO Operating Agreement provides that, except as otherwise determined by TKO Group Holdings, Inc., if at any time TKO Group Holdings, Inc. issues shares of Class A common stock or any other equity or equity-linked security of TKO Group Holdings, Inc. entitled to any economic rights, TKO OpCo will then issue an equal amount of common units (or other security with corresponding economic rights) of TKO OpCo to TKO Group Holdings, Inc. Similarly, except as otherwise determined by TKO Group Holdings, Inc., TKO OpCo will not issue any additional common units to TKO Group Holdings, Inc. unless TKO Group Holdings, Inc. issues or sells an equal number of shares of Class A common stock. Conversely, except as otherwise determined by TKO Group Holdings, Inc., if at any time any shares of Class A common stock are redeemed, repurchased or otherwise acquired, TKO OpCo will redeem, repurchase or otherwise acquire an equal number of common units held by TKO Group Holdings, Inc. upon the same terms and for the same price per security, as the shares of Class A common stock are redeemed, repurchased or otherwise acquired. In addition, except as otherwise determined by TKO Group Holdings, Inc., TKO OpCo will not affect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of TKO OpCo Units unless it is accompanied by a substantively identical subdivision or combination of TKO Group Holdings, Inc. common stock.

Subject to certain exceptions, TKO OpCo will indemnify all of its members and their officers and other related parties against all losses or expenses arising from claims or other legal proceedings in which any such person (in its capacity as such) may be involved or become subject to in connection with TKO OpCo’s business or affairs or the TKO Operating Agreement or any related document.

The TKO Operating Agreement provides that the members of TKO OpCo (other than TKO Group Holdings, Inc.) (or certain permitted transferees thereof) have the right from time to time, subject to certain restrictions, to cause TKO OpCo to redeem any or all of their common units (with the simultaneous redemption of shares of Class B common stock), in exchange for, at TKO Group Holdings, Inc.’s election (subject to certain exceptions), either cash (based on the market price of a share of Class A common stock) or shares of Class A common stock, and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by TKO Group Holdings, Inc. If, on the date of the applicable exchange notice, the aggregate amount of TKO Group Holdings, Inc.’s cash balance plus the aggregate amount of any loans by TKO Group Holdings, Inc. to TKO OpCo as permitted under TKO Group Holdings, Inc.’s cash management policy, in the aggregate, is in excess of $100 million, any exchange may only occur 30 days following the giving of notice by Endeavor.

Under the Governance Agreement, common units are subject to restrictions on transfer, which are more fully described in the section entitled “—Certain Restrictions on the EDR Subscribers and Endeavor” below.

Governance Agreement

On September 12, 2023, we entered into a governance agreement with Endeavor, Endeavor OpCo, January Capital Sub, LLC, January Capital HoldCo, TKO OpCo and Mr. McMahon. On January 23, 2024, the parties amended the governance agreement to, among other things, increase the size of the Board from 11 to 13 directors and permit each of Mr. McMahon and Endeavor to appoint one additional director (as amended, the “Governance Agreement”). Pursuant to the Governance Agreement, WWE, the WWE Designees and Endeavor are entitled to certain director appointment rights relating to our Board as further described below. The Governance Agreement also places restrictions on the EDR subscribers’ ability to affect certain actions.

Prior to the Executive Chair Sunset, Mr. McMahon was also entitled to certain director appointment rights under the Governance Agreement. As of the Executive Chair Sunset, Mr. McMahon no longer has the right to designate any directors of the Company, and his designation rights passed to the WWE Designees (acting by majority) until December 31, 2025.

Board Nominees

Appointment Rights Held by WWE and the WWE Designees

Until December 31, 2025, the slate of individuals nominated for election to the Board must include all six of the WWE Designees, provided that the WWE Designees shall at all times include at least three independent directors. Until December 31, 2025, the WWE Designees (acting by majority) have the right to designate the successors to all six of the WWE Designees, three of whom must be independent.

Appointment Rights Held by Endeavor

Until the Sunset Date, there shall be seven EDR Designees and, until the date on which Endeavor no longer owns, directly or indirectly, more than 20% in the aggregate of the voting power of the then-outstanding shares of capital stock of TKO Group Holdings, Inc., the slate of individuals nominated for election to the Board must include the EDR Designees, provided that the EDR Designees shall at all times include at least three independent directors. In the event that a majority of the Board determines in good faith that an EDR Designee is not qualified to serve on the Board or does not satisfy an applicable law or other regulation of the SEC or NYSE, then such individual will not be included in the slate of nominees and Endeavor will be permitted to submit a replacement nominee to the slate of individuals nominated for election to the Board in accordance therewith. TKO Group Holdings, Inc. will take all necessary action within its control so that each replacement nominee is nominated and elected to the Board.

Other Appointment Provisions

Under the Governance Agreement, subject to the rights to designate a replacement as otherwise set forth therein, the full Board has the right to designate nominees for election at annual stockholder meetings for, or to fill vacancies in, all director positions. Subject to the right to designate a replacement, in the event that the nominating and corporate governance committee of the Board determines in good faith that a nominating person’s designee that must be independent does not satisfy the applicable independence criteria, then we will not be required to include such individual in the slate of nominees to be recommended by the Board for election; however, the nominating person of any such individual is permitted to submit a replacement nominee that would qualify as independent. For so long as any nominating person has the right to designate an EDR Designee or a WWE Designee, in the event that (a) a vacancy is created at any time by the death, disability, retirement, resignation or removal of an EDR Designee or a WWE Designee or (b) an individual is disqualified by the Board or the nominating and corporate governance committee, then the applicable nominating person may designate another individual as its designee to either fill the applicable vacancy or be included on the slate of nominees to be recommended by the Board for election at its next meeting of the stockholders, and TKO Group Holdings, Inc. will take all necessary action within its control so that each replacement nominee is nominated and elected to the Board.

At any meeting convened before December 31, 2025 at which directors are to be elected, the EDR subscribers and each of their permitted transferees have agreed to vote all of their shares of common stock in favor of the election of the WWE Designees, and the EDR subscribers and each of their permitted transferees have agreed to vote all of their shares of our common stock against any action take in respect of the removal of any such WWE Designees from the Board. At any meeting of the stockholders of TKO Group Holdings, Inc. convened before December 31, 2025 at which directors are to be elected, Mr. McMahon and each of his permitted transferees have agreed to vote all of their shares of our common stock in favor of the election of the EDR Designees and against any action taken in respect of the removal of any EDR Designee from the Board.

Certain Restrictions on the EDR Subscribers and Endeavor

During the period beginning on the date of the execution of the Governance Agreement and ending on the two-year anniversary of the date of its execution, except for certain permitted transfers or transfer of shares of our Class A common stock or TKO OpCo common units at a price below the 30-day VWAP of shares of our

Class A common stock (or other applicable principal security of TKO Group Holdings, Inc. from time to time), the EDR subscribers will not transfer any (i) shares of our Class A common stock or (ii) TKO OpCo common units without the approval of a majority of the WWE Designees. Following the two-year anniversary of the completion of the Transactions, the EDR subscribers will be permitted to transfer their shares of our Class A common stock or TKO OpCo common units, other than transfers that (A) would be at a price above the 30-day VWAP of shares of our Class A common stock (or other applicable principal security of TKO Group Holdings, Inc. from time to time) and (B) would result in any third party controlling 25% or more of the voting power or economic interests of TKO Group Holdings, Inc. or TKO OpCo, which transfers will require either (i) the approval of a majority of the WWE Designees or (ii) the acquiror in such a proposed transfer to make a pro rata offer on equivalent terms to all of the other securityholders of TKO Group Holdings, Inc. and TKO OpCo, as applicable.

Without the approval of a majority of the independent directors of our Board, Endeavor and its controlled affiliates have agreed not to (a) acquire all of the outstanding equity interests in, or all or substantially all of the assets of, TKO Group Holdings, Inc. or TKO OpCo, (b) increase their direct or indirect beneficial ownership or economic or voting interests in TKO Group Holdings, Inc. or TKO OpCo above 75% of the then-current outstanding economic or voting interests of TKO Group Holdings, Inc. or TKO OpCo by virtue of additional acquisitions or (c) effect a sale of TKO Group Holdings, Inc. or TKO OpCo that would result in the receipt of a disproportionate “control premium” (or other disparate consideration) relative to other stockholders of TKO Group Holdings, Inc. (except for amounts explicitly and directly in respect of services contemplated by the services agreement).

During the period beginning on the date of the execution of the Governance Agreement and ending on the later of (i) the five-year anniversary of the completion of the Transactions and (ii) the six-month anniversary of Endeavor ceasing to hold or beneficially own, directly or indirectly (including through controlled affiliates) more than 20% (in the aggregate) of the voting power of the then-outstanding shares or capital stock of the Company, Endeavor has agreed not to, and will cause its controlled affiliates (other than TKO OpCo and its subsidiaries) not to, (a) other than de minimis passive investments, acquire or invest in any professional wrestling league that is competitive with WWE or other professional mixed martial arts league that is competitive with UFC (acting alone or in concert with any person (including any other affiliates of Endeavor)) or (b) represent (i) any professional wrestling league that is competitive with WWE, (ii) any athlete or wrestling talent in respect of their contractual relationship with TKO OpCo or any of its subsidiaries or (iii) any former wrestling talent of WWE in respect of their contractual relationship with any professional wrestling league that is competitive with WWE.

Services Agreement

On September 12, 2023, TKO OpCo entered into the Services Agreement with Endeavor whereby Endeavor and its affiliates provide, or cause to be provided, certain services to TKO OpCo and its subsidiaries, and TKO OpCo and its subsidiaries provide, or cause to be provided, certain services to Endeavor and its affiliates. The services provided pursuant to the Services Agreement cover the following general areas:

•

Transition Services: Endeavor and its affiliates provide transition services to TKO OpCo and its subsidiaries on a temporary basis to support the transition of certain human resources functions to TKO OpCo and its subsidiaries.

•

Administrative Services: Endeavor and its affiliates provide administrative support services to TKO OpCo and its subsidiaries in the areas of finance and accounting, tax, human resources, information technology, facilities, insurance, procurement, legal, corporate communications and business development. TKO OpCo and its subsidiaries provide administrative support services to Endeavor and its affiliates in the areas of facilities, legal support, information technology and human resources.

•

Commercial Services: Endeavor and its affiliates provide commercial services to TKO OpCo and its subsidiaries, covering streaming services, live event production, content production, ticketing and hospitality, content licensing, gaming-related services, marketing and event services, consumer product licensing and sponsorships.

The Services Agreement became effective upon the completion of the Transactions and, subject to certain termination rights of each party, has an initial term of seven years with successive automatic renewal periods of 12 months each, unless Endeavor provides written notice of its intent not to renew. The services that are designated to be provided on a transitional basis will be provided for the period of time specified in the Services Agreement, subject to one extension of up to an additional three months by mutual agreement.

Pursuant to the Services Agreement and in consideration for the services provided thereunder, TKO OpCo has agreed to pay Endeavor: (i) the fees set forth below plus (ii) any and all reasonable, actual out-of-pocket costs, fees, assessments or expenses (including, without limitation, insurance premiums, license and subscription fees, rent and certain costs of third party service providers engaged in the ordinary course) incurred in connection with the performance of such services (clause (ii), “Additional Fees”):

•

WWE Service Fees: WWE has a grace period for 180 days following the completion of the Transactions (the “Grace Period”) during which time it shall pay no fee. For the 12 months following the Grace Period (the “Initial WWE Period”), WWE shall pay a service fee of $25 million. For the 12 months following the Initial WWE Period, WWE shall pay a service fee of $35 million, and for any subsequent 12-month periods, the service fee paid by WWE shall increase by 1% annually; and

•

UFC Service Fees: For the 12 months following the completion of the Transactions (the “Initial UFC Period”), UFC shall pay a service fee of $35 million. For the 12 months following the Initial UFC Period, UFC shall pay a service fee of $35 million, and for any subsequent 12-month periods, the service fee paid by UFC shall increase by 1% annually;

provided that any Additional Fees in excess of $50,000.00 that are not consistent with historical practice between the parties for any individual service (including business travel and related expenses) shall require advance written approval (not to be unreasonably withheld, delayed or conditioned) of the service recipient.

Pursuant to the Services Agreement, Endeavor permits TKO to use Endeavor’s aircrafts. The incremental cost to Endeavor for such use of the aircrafts during the period in 2023 following the consummation of the Transactions was $483,736. Incremental cost is calculated on the basis of cost-per-mile based upon the variable costs of the flight, including fuel, variable maintenance and ground transportation.

Registration Rights Agreement

On September 12, 2023, we entered into a registration rights agreement with Endeavor, Mr. McMahon and other stockholders of the Company (the “Registration Rights Agreement”), whereby Endeavor and Mr. McMahon have demand rights that require the Company to file registration statements registering their respective shares of Class A common stock (including shares of Class A common stock issuable upon the exercise by members of TKO OpCo of their redemption rights described elsewhere herein). The registration rights agreement also includes customary piggyback rights, subject to certain priority provisions.

The Registration Rights Agreement requires us to file and thereafter keep effective a registration statement on Form S-1 under the Securities Act providing for the offer and sale of all or part of Mr. McMahon’s registrable securities, and to use reasonable best efforts to become and remain eligible to use Form S-3, and thereafter file and keep effective a registration statement on Form S-3 under the Securities Act providing for the offer and sale of Mr. McMahon’s registrable securities. In addition, the Registration Rights Agreement required us to register for the offer and sale of Mr. Khan’s registrable securities for a period of 90 days following the date of effectiveness of the registration statement on Form S-4. Pursuant to the Registration Rights Agreement, on September 15, 2023, the Company filed a shelf registration statement on Form S-1 (File No. 333-274541) with the SEC, which became effective on September 19, 2023. We also agreed to reasonably assist and cooperate with underwritten shelf takedown offerings for sales with an aggregate offering price of at least $50 million, and will bear all registration expenses, other than customary underwriting commissions of fees.

Stockholders Agreement

On April 2, 2023, concurrently with the execution of the Transaction Agreement, Endeavor and Mr. McMahon entered into the stockholders agreement (the “Stockholders Agreement”), pursuant to which, among other things and subject to certain exceptions set forth therein, Mr. McMahon agreed:

•	not to transfer shares of WWE common stock prior to completion of the Transactions;

•	to provide customary assistance in respect of any required regulatory filings and comply with the “clear skies” provision of the Transaction Agreement; and

•

following the completion of the Transactions, to provide Endeavor with a right of first offer in respect of the transfer of his shares of common stock, subject to certain exception, including in connection with any margin loans or pledges with respect to such securities.

Certain provisions of the Stockholders Agreement terminated upon the closing of the Transactions.

Management Equity

For more information, please see “Executive Compensation.”

Indemnification Agreements

We entered into indemnification agreements with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Employment Arrangements

We entered into employment and other compensation agreements with certain of our named executive officers. See “Executive Compensation.” Each of Messrs. Emanuel, Shapiro and Krauss also receive compensation from Endeavor for their services to Endeavor, the cost of which is borne by Endeavor.

Other Transactions

In March 2024 the Company entered into an agreement (the “WWE World Agreement”) with Fanatics Events, LLC (“Fanatics Events”) to launch WWE World, an immersive fan experience to be held at WrestleMania and other WWE events. Fanatics Events is a joint venture between Fanatics Holdings, Inc. (“Fanatics”) and IMG US, LLC (“IMG US”), a wholly owned subsidiary of Endeavor, in which IMG US holds a 25% equity interest. Under the WWE World Agreement, Fanatics Events and WWE each share in net profits with respect to programming in connection with the WWE World immersive fan experience.

On January 22, 2024 (the “Effective Date”), the Company and WWE entered into an IP Assignment Agreement with certain affiliates of Mr. Johnson, pursuant to which WWE assigned to Mr. Johnson (via one of his affiliates) “The Rock” trademark and certain related trademarks, service marks, ring names, taglines and other intellectual property assets (the “Assigned IP”). On the Effective Date, WWE also entered into an Independent Services Contractor and Merchandising Agreement with Mr. Johnson and certain of his affiliates (the “Johnson Services Agreement”), pursuant to which Mr. Johnson agreed to provide to WWE certain promotional and other services. Under the terms of the Johnson Services Agreement, Mr. Johnson further agreed to license the Assigned IP and Mr. Johnson’s name, likeness and certain other intellectual property rights to WWE for use in connection with certain categories of licensed products related to professional wrestling for up to 10 years, subject to certain earlier termination rights. As consideration for Mr. Johnson’s services pursuant to the Johnson Services Agreement, and in respect of the intellectual property grants and licenses made by Mr. Johnson and his affiliates in connection therewith, Mr. Johnson received an award of restricted stock units in respect of Class A common stock, in an amount equal to $30,000,007 (the “Johnson Equity Award”). Subject to certain forfeiture and acceleration events, the Johnson Equity Award will vest as follows: 25% on the Effective Date; 25% upon completion of certain services described in the Services Agreement; 25% on December 31, 2024; and the remaining 25% in equal monthly installments from January 31, 2025 through December 31, 2025. Prior to the Effective Date, Mr. Johnson received annual royalties from WWE in connection with his appearances in WWE-produced content, merchandise, and other services performed for WWE. For the year ended December 31, 2023, Mr. Johnson received royalties in an aggregate amount of approximately $491,000. Following the Effective Date, Mr. Johnson will continue to receive such annual royalties from WWE and will be entitled to receive royalties in connection with the sale of licensed products that utilize the Assigned IP and his name, likeness and other intellectual property rights in accordance with the Johnson Services Agreement.

On November 14, 2023, Mr. McMahon completed an underwritten secondary offering of 8,400,000 shares of our Class A common stock at an offering price of $79.80 per share. Pursuant to the underwriting agreement, the Company purchased 1,308,729 shares of its Class A common stock from the underwriters, at a price of $76.41 per share, which was equal to the price paid by the underwriters to Mr. McMahon, resulting in an aggregate purchase price by the Company of approximately $100.0 million. On April 10, 2024, Mr. McMahon sold an additional 1,853,724 shares of our Class A common stock to the Company at a price of $89.01 per share in a private placement, resulting in an aggregate purchase price by the Company of approximately $165.0 million.

In connection with the acquisition of WWE, the Company assumed $3.5 million of liabilities related to future payments owed by Mr. McMahon to certain counterparties, of which $2.0 million was paid directly by Mr. McMahon during the period of September 12, 2023 through December 31, 2023. During the period of September 12, 2023 through December 31, 2023, the Company recorded $3.5 million of expenses associated with payments made directly by Mr. McMahon to certain counterparties. Additionally, as part of the construction of WWE’s new headquarters in Stamford, CT, Mr. McMahon agreed to assume certain payment obligations on behalf of WWE that were owed to the Company’s landlord in the amount of $3.5 million, which Mr. McMahon paid to the Company’s landlord in October 2023. The Company recognized such payment as a non-cash capital contribution.

PROPOSAL NO. 3 – APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. The say-on-pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

We encourage our stockholders to review the “Executive Compensation” section and the Summary Compensation Table and related compensation tables and narrative disclosure set forth in this Proxy Statement for more information. As described therein, we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to enable us to retain key management whose skill sets are uniquely tailored to our business model.

As an advisory approval, this proposal is not binding upon us or our Board. However, the Board, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board will consider the outcome of this vote in making future compensation decisions for our named executive officers. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of TKO Group Holdings, Inc. approve, on an advisory basis, the fiscal year 2023 compensation of TKO Group Holdings, Inc.’s named executive officers as described in the “Executive Compensation” section and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in TKO Group Holdings, Inc.’s Proxy Statement for the 2024 Annual Meeting of Stockholders.”

Board Recommendation

Our Board unanimously recommends you vote FOR the resolution to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as described in the “Executive Compensation” section and in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in this Proxy Statement.

PROPOSAL NO. 4 – APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background

In accordance with Section 14A of the Exchange Act, we are requesting your advisory, non-binding vote regarding the frequency with which stockholders should have an opportunity to provide a say-on-pay vote. We are providing stockholders the option of selecting a frequency of every ONE YEAR, TWO YEARS, THREE YEARS or abstaining. Stockholders are not voting to approve or disapprove of the Board’s recommendation. Rather, stockholders are being asked to express their preference regarding the frequency of future say-on-pay votes.

We recommend that our stockholders select a frequency of every THREE YEARS. We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, taking into account a more complete view of the amount and mix of components paid to our named executive officers over a long-term period. Further, we believe this frequency will lead to a more meaningful and coherent communication between us and our stockholders on the compensation of our named executive officers by, among other things, allowing sufficient time to engage with stockholders and respond to any relevant concerns. A triennial advisory vote on executive compensation is consistent with our goal of seeking input from, and engaging in discussions with, our stockholders on corporate governance and our executive compensation matters based on our long-term executive compensation philosophy, policies and practices.

As an advisory approval, this vote is not binding upon us or our Board. However, the Board values the opinions of our stockholders expressed through your vote on this proposal. The Board intends to carefully consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.

Board Recommendation

Our Board unanimously recommends a vote of “THREE YEARS” regarding the non-binding frequency of future advisory votes on the compensation of our named executive officers.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2025 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 200 Fifth Avenue, 7th Floor, New York, NY 10010, in writing not later than December 25, 2024.

Stockholders intending to present a proposal at our 2025 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2025 Annual Meeting no earlier than the close of business on March 14, 2025 and no later than the close of business on February 12, 2025. The notice must contain the information required by our Bylaws.

In the event that the date of the 2025 Annual Meeting is more than 30 days before or more than 60 days after June 12, 2025, then our Secretary must receive such written notice not earlier than the close of business on the 90th day prior to the 2025 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements under Rule 14a-19(b) of the Exchange Act.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

In connection with our solicitation of proxies for our 2025 Annual Meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

HOUSEHOLDING

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2023 ANNUAL REPORT, ADDITIONAL INFORMATION AND WEBSITE DISCLOSURE

Our 2023 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, is being mailed with this Proxy Statement to those stockholders that receive this Proxy Statement in the mail. Stockholders that receive the Notice Regarding the Availability of Proxy Materials can access our 2023 Annual Report, including our Annual Report on Form 10-K for fiscal year ended December 31, 2023, at www.proxyvote.com.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary, TKO Group Holdings, Inc., 200 Fifth Avenue, 7th Floor, New York, NY 10010.

You also can find more information about us online at our investor relations website located at www.investor.tkogrp.com. Filings we make with the SEC and any amendments to those reports are available free of charge on our website as soon as reasonably practicable after we electronically file such material with the SEC. The information posted on or accessible through our website is not incorporated into our Annual Report.

Investors and others should note that we announce material financial and operational information to our investors using press releases, SEC filings and public conference call webcasts, and by postings on our investor relations site at www.investor.tkogrp.com. We may also use our website as a distribution channel of material Company information. In addition, you may automatically receive email alerts and other information about TKO when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.endeavorco.com.

Your vote is important. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors,

Seth Krauss
Chief Legal and Administrative Officer

New York, New York

April 24, 2024

SCAN TO VIEW MATERIALS & VOTE w TKO GROUP HOLDINGS, INC. VOTE BY INTERNET 200 FIFTH AVE, 7TH FLOOR Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above NEW YORK, NY 10010 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 11, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/TKO2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Before The Meeting—Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 11, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Before The Meeting—Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V45969-P06880 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TKO GROUP HOLDINGS, INC. For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following director nominees: 1. Election of Directors ! ! ! Nominees: 01) Ariel Emanuel 07) Nick Khan 02) Mark Shapiro 08) Steven R. Koonin 03) Peter C.B. Bynoe 09) Jonathan A. Kraft 04) Egon P. Durban 10) Sonya E. Medina 05) Dwayne Johnson 11) Nancy R. Tellem 06) Bradley A. Keywell 12) Carrie Wheeler The Board of Directors recommends you vote FOR Proposal 2. For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending ! ! ! December 31, 2024. The Board of Directors recommends you vote FOR Proposal 3. For Against Abstain 3. Approval, on an advisory (non-binding) basis, of the compensation of the Company’s named executive officers. ! ! ! The Board of Directors recommends you vote “3 Years” on Proposal 4. 1 Year 2 Years 3 Years Abstain 4. Approval, on an advisory (non-binding) basis, of the frequency of future advisory votes on the compensation of the Company’s named ! ! ! ! executive officers. Note: Such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V45970-P06880 TKO GROUP HOLDINGS, INC. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Stockholders June 12, 2024, 4:30 p.m. Eastern Time The undersigned stockholder(s) hereby appoint(s) Andrew Schleimer, Seth Krauss and Robert Hilton, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse of this proxy card, all of the shares of Class A common stock and/or Class B common stock, as applicable, of TKO Group Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:30 p.m. Eastern Time on June 12, 2024, at www.virtualshareholdermeeting.com/TKO2024, and any continuation, postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board’s recommendations as indicated on the reverse side, and in the discretion of the proxies with respect to such other matters as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. Continued and to be signed on reverse side